Execution Version

AGREEMENT AND PLAN OF MERGER

Dated as of February 28, 2013

among

AUTOINFO, INC.,

AUTOINFO HOLDINGS, LLC

and

AUTOINFO ACQUISITION CORP.

Page

Article	1	The Merger	2
	1.1	The Merger	2
	1.2	Closing	2
	1.3	Effective Time	2
	1.4	Effects of the Merger	3
	1.5	Certificate of Incorporation and Bylaws of the Surviving Corporation	3
	1.6	Directors and Officers of the Surviving Corporation	3
Article	2	Effect of the Merger; Exchange of Certificates; Company Stock Options	4
	2.1	Effect on Capital Stock	4
	2.2	Exchange of Certificates	5
	2.3	Company Stock Options	7
	2.4	Adjustments	8
Article	3	Representations and Warranties of the Company	8
	3.1	Organization, Standing and Corporate Power	8
	3.2	Capitalization	9
	3.3	Authority; Noncontravention; Voting Requirements	11
	3.4	Approvals	12
	3.5	Company SEC Documents; Undisclosed Liabilities	13
	3.6	Assets	15
	3.7	Absence of Certain Changes or Events	15
	3.8	Legal Proceedings	17
	3.9	Compliance With Laws	17
	3.10	Change of Control Agreements	17
	3.11	Tax Matters	18
	3.12	Employee Benefits Matters	20
	3.13	Labor and Employment Matters	22
	3.14	Environmental, Health and Safety Matters	24
	3.15	Contracts	26

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(continued)

Page

	3.16	Real Property	27
	3.17	Intellectual Property	29
	3.18	Insurance	32
	3.19	Business Continuity	33
	3.20	Customers, Suppliers and Sales Agents	33
	3.21	Restrictions on Business Activities	33
	3.22	Warranty	33
	3.23	Product Liability	34
	3.24	Indebtedness	34
	3.25	Opinion of Financial Advisor	35
	3.26	Brokers and Other Advisors	35
	3.27	State Takeover Statutes	35
	3.28	Ethical Business Practices	35
	3.29	Capital Expenditures and Investments	36
	3.30	Affiliate Transactions	36
	3.31	Information Supplied.	36
Article	4	Representations and Warranties of Parent and Merger Sub	37
	4.1	Organization, Standing and Corporate Power	37
	4.2	Authority; Noncontravention	37
	4.3	Approvals	38
	4.4	Information Supplied	38
	4.5	Ownership and Operations of Merger Sub	38
	4.6	Financing	39
	4.7	Brokers and Other Advisors	39
Article	5	Additional Covenants and Agreements	39
	5.1	Preparation of the Proxy Statement; Stockholder Meeting	39
	5.2	Conduct of Business	41
	5.3	No Solicitation by the Company; Etc	43
	5.4	Reasonable Best Efforts	46
	5.5	Public Announcements	47

- ii -

(continued)

Page

	5.6	Access to Information; Confidentiality	47
	5.7	Notification of Certain Matters	48
	5.8	Indemnification and Insurance	49
	5.9	Securityholder Litigation	50
	5.10	Fees and Expenses	50
	5.11	Certain Employee-Related Matters	50
	5.12	Indebtedness and Company Transaction Expenses	51
	5.13	Termination of Certain Agreements	51
	5.14	Financing	51
	5.15	Exchange and Rollover	51
Article	6	Conditions Precedent	52
	6.1	Conditions to Each Party’s Obligation to Effect the Merger	52
	6.2	Conditions to Obligations of Parent and Merger Sub	52
	6.3	Conditions to Obligations of the Company	53
Article	7	Termination	54
	7.1	Termination	54
	7.2	Effect of Termination	56
	7.3	Termination Fees	56
	7.4	Expenses Upon Termination	58
Article	8	Miscellaneous	58
	8.1	No Survival, Etc	58
	8.2	Amendment or Supplement	58
	8.3	Extension of Time, Waiver, Etc	59
	8.4	Assignment	59
	8.5	Counterparts; Facsimile/PDF Execution	59
	8.6	Entire Agreement; No Third-Party Beneficiaries	59
	8.7	Governing Law; Jurisdiction	60
	8.8	Specific Performance	60
	8.9	Notices	61
	8.10	Severability	62

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(continued)

Page

8.11	Interpretation; Other	62

EXHIBITS

Exhibit 4.6            –         Debt Commitment Letter

- iv -

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of February 28, 2013 (this “Agreement”), is by and among AutoInfo Holdings, LLC, a Delaware limited liability company (“Parent”), AutoInfo Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and AutoInfo, Inc., a Delaware corporation (the “Company”). Certain defined terms used in this Agreement are defined in Annex A.

RECITALS

WHEREAS, the Board of Directors of the Company, acting upon the recommendation of a special committee formed by the Board of Directors of the Company for the purpose of evaluating and negotiating strategic alternatives and/or transactions for the Company, including this Agreement and the Transactions (a) has approved and declared advisable this Agreement and determined that this Agreement is in the best interests of its stockholders, (b) has approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”), on the terms and subject to the conditions provided for in this Agreement, and determined that the Merger is in the best interests of its stockholders, (c) has reviewed the terms of the Merger and determined that such terms are fair to its stockholders, and (d) has recommended adoption by its stockholders of this Agreement and the Merger;

WHEREAS, the respective Boards of Directors (or similar governing body) and the equity holders of Parent and Merger Sub have approved this Agreement and the Merger on the terms and subject to the conditions provided for in this Agreement;

WHEREAS, prior to or concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, certain of the Senior Managers and Parent have entered into employment agreements (including non-compete, non-solicit, non-disclosure, and non-disparagement covenants), pursuant to which each such Senior Manager has agreed to be employed by the Company after the Closing in accordance with the terms of such Senior Manager’s employment agreement;

WHEREAS, prior to or concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, the Company’s stockholders set forth on the signature pages thereto and Parent have entered into that certain Voting Agreement (the “Voting Agreement”), pursuant to which such stockholders have agreed to vote their respective Shares in favor of the adoption of this Agreement and the consummation of the Transactions in accordance with the terms of the Voting Agreement;

WHEREAS, prior to or concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, the Rollover Senior Managers, Parent, and Merger Sub have entered into that certain Exchange and Rollover Agreement (the “Exchange and Rollover Agreement”) pursuant to which at or immediately prior to the Effective Time (a) Harry Wachtel and Mark Weiss have agreed to contribute their respective Rollover Shares in the exchange for equity interests of Parent in accordance with Section 5.15 and the terms of the Exchange and Rollover Agreement and (b)

Michael P. Williams has agreed to forego a portion of the Option Consideration, and/or the change of control payment to be paid to him in connection with the consummation of the Transactions in exchange for the number of Class A Profits Interest Units issued pursuant to the Parent’s 2013 Executive Unit Plan for services to be provided to or for the benefit of Parent (or its Subsidiaries) in accordance with the terms of the Exchange and Rollover Agreement;

WHEREAS, prior to or concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, Harry Wachtel, the Company, Parent, and Merger Sub have entered into that certain Indemnification Agreement (the “Indemnification Agreement”) pursuant to which Harry Wachtel has agreed (subject to certain limitations set forth in the Indemnification Agreement) to indemnify Parent and Merger Sub and hold Parent and Merger Sub harmless for breaches of the Company’s representations, warranties, and covenants set forth in this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, the Guarantor has entered into that certain Limited Guaranty (the “Limited Guaranty”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

Article 1
The Merger

1.1              The Merger.

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (with respect to all post-Effective Time periods, the “Surviving Corporation”).

1.2              Closing.

The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Miami, Florida local time) on a date to be specified by the parties (the “Closing Date”) that is not later than three (3) Business Days after satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of McDermott Will & Emery LLP, 333 Avenue of the Americas, Suite 4500, Miami, Florida 33131, unless another time, date or place is agreed to in writing by the parties hereto.

1.3              Effective Time.

Subject to the provisions of this Agreement, upon the Closing, the Company and Merger Sub shall file with the Secretary of State of the State of Delaware a certificate of merger,

executed, acknowledged and filed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

1.4              Effects of the Merger.

The Merger shall have the effects set forth in this Agreement, the Certificate of Merger, and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.5              Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a)                Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Merger Sub, as amended pursuant to the Certificate of Merger, shall be the certificate of incorporation of the Surviving Corporation, which may be amended from time to time after the Effective Time as provided therein or by applicable Law.

(b)               Bylaws. At the Effective Time, the bylaws of Merger Sub shall be the bylaws of the Surviving Corporation, which may be amended from time to time after the Effective Time as provided by the Surviving Corporation’s certificate of incorporation or such bylaws.

1.6              Directors and Officers of the Surviving Corporation.

(a)                Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with applicable Laws, and the Surviving Corporation’s certificate of incorporation and bylaws.

(b)               The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with applicable Laws, the Surviving Corporation’s certificate of incorporation and bylaws.

Article 2
Effect of the Merger; Exchange of Certificates; Company Stock Options

2.1              Effect on Capital Stock.

At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub, the holder of any shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”), or the holder of any shares of capital stock of Merger Sub:

(a)                Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b)               Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock, other than shares to be canceled in accordance with Section 2.1(c) and Dissenting Shares (each a “Share” and collectively, the “Shares”), shall be converted into the right to receive a cash amount equal to $1.05, without interest (the “Merger Consideration”) pursuant to the terms and conditions set forth in Section 2.2. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such Shares (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

(c)                Cancellation of Treasury Stock and Parent-Owned Stock. Any Shares that are owned by the Company as treasury stock, and any Shares owned by Parent or Merger Sub, including the Rollover Shares, in each case immediately prior to the Effective Time, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(d)               Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote to adopt this Agreement (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”), shall not be converted into the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to payment of the fair value of such Shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such appraisal rights pursuant to the DGCL, such holder’s Shares shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such Share, in accordance with Section 2.1(b), without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal, and (ii) the opportunity to participate in all negotiations and Proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment or waive any failure by a stockholder to timely comply with the requirements of the DGCL to perfect or demand appraisal rights. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2 to pay for Shares for which appraisal rights have been perfected shall be returned to Parent upon demand.

2.2              Exchange of Certificates.

(a)                Paying Agent. Prior to the Effective Time, Parent and the Company shall designate American Stock Transfer & Trust Company, LLC to act as agent for the holders of Shares and Options in connection with the Merger (the “Paying Agent”) to receive, for the benefit of such holders, the aggregate amount equal to the sum of (i) the product of (A) the Merger Consideration, times (B) the number of Shares plus (ii) the aggregate amount of Option Consideration payable upon the exercise of the Options (collectively, items (i) and (ii) shall be referred to as the “Aggregate Merger Consideration”). At the Closing, Parent shall deposit, or cause to be deposited, on behalf of Parent, immediately available funds equal to the Aggregate Merger Consideration with the Paying Agent for the benefit of the holders of Shares (other than shares to be canceled in accordance with Section 2.1(c) and the Dissenting Shares) and Options. The Paying Agent shall cause the Aggregate Merger Consideration to be (x) held for the benefit of the holders of Company Common Stock and Options, and (y) applied promptly to making the payments pursuant to Section 2.1(b), Section 2.3 and Section 2.4. The Aggregate Merger Consideration shall not be used for any purpose that is not expressly provided for in this Agreement. The Aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent as directed by Parent. Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Paying Agent will be payable to Parent or as Parent otherwise directs.

(b)               Payment Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record (immediately prior to the Effective Time) of a Certificate and/or Options (to the extent the Merger Consideration exceeds the exercise price payable in respect of such share of Company Common Stock issuable under such Option) (i) a letter of transmittal (which shall specify, in connection with a Certificate, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or a lost Certificate affidavit in lieu thereof) to the Paying Agent, and which shall be in such form and shall have such other provisions as Parent may reasonably specify and approve) and (ii) instructions for use in effecting the surrender of the Certificates or Options in exchange for payment of the Merger Consideration and the Option Consideration, as applicable. Upon surrender of a Certificate (or a lost Certificate affidavit in lieu thereof) or Options for cancellation to the Paying Agent (if applicable), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate or Options shall be entitled to receive in exchange therefor the Merger Consideration, without interest, for each Share formerly represented by such Certificate or Option (to the extent the Merger Consideration exceeds the exercise price payable in respect of such share of Company Common Stock issuable under such Option), and the Certificate or Option so surrendered shall forthwith be canceled. If payment of the applicable portion of the Aggregate Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Option is registered, it shall be a condition of such payment that (x) the Certificate or Option so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the applicable portion of the Aggregate Merger Consideration to a Person other than the registered holder of such Certificate or Option surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable, and such Person shall indemnify the Paying Agent, if so requested by the Paying Agent. Until surrendered as contemplated by this Section 2.2, each Certificate or Option shall be deemed at any time after the Effective Time to represent only the right to receive the applicable portion of the Aggregate Merger Consideration as contemplated by this Article 2, without interest.

(c)                Transfer Books; No Further Ownership Rights in Company Stock. The Merger Consideration paid in respect of Shares upon the surrender for exchange of Certificates (or a lost Certificate affidavit in lieu thereof) in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates (or a lost Certificate affidavit in lieu thereof), and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates (or a lost Certificate affidavit in lieu thereof) that evidenced ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.2(e), if, at any time after the Effective Time, Certificates (or a lost Certificate affidavit in lieu thereof) are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 2.

(d)               Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of lost Certificate (in a form reasonably acceptable to Parent) by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Article 2.

(e)                Termination of Fund. At any time following twelve (12) months after the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it or Parent any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Options, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the payment of any of the Aggregate Merger Consideration that may be payable upon surrender of any Certificates or Options held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of any and all claims or interest of any Person previously entitled thereto.

(f)                No Liability. Notwithstanding any provision of this Agreement to the contrary, neither the parties hereto, the Surviving Corporation nor the Paying Agent shall be liable to any Person for any portion of the Aggregate Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)               Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares or Options pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of state, local or foreign tax Law. To the extent amounts are so deducted or withheld, such amounts shall be paid over to the appropriate taxing authority, and such paid over amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.3              Company Stock Options.

Prior to the Effective Time, the Company shall take all actions necessary to provide that each option outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) that represents the right to acquire shares of Company Common Stock (each, an “Option”) shall be cancelled and terminated (without regard to the exercise price of the Options) and that all Options, whether or not vested, that remain unexercised immediately prior to the Effective Time shall be converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to such Option whether or not vested without the need for any further action by the holder of the Option. The Option Consideration shall be paid to holders of Options in accordance with Section 2.2. Prior to the Effective Time, the Company shall make such amendments to the terms of the Company Stock Plans and obtain any consents from holders of Options that, in each case, are necessary to give effect to the transactions contemplated by this Section 2.3 and, notwithstanding anything to the contrary, payment may be withheld in respect of any Option until any necessary consents are obtained. Without limiting the foregoing, the Company shall take all actions necessary to ensure that the Company will not at the Effective Time be bound by any options, stock appreciation rights or other rights or agreements which would entitle any Person, other than Parent and its Subsidiaries, to own any capital stock of the

Surviving Corporation or to receive any payment in respect thereof, except as contemplated in connection with the Transactions. Prior to the Effective Time, the Company shall take all actions necessary to terminate all its Company Stock Plans, such termination to be effective at or before the Effective Time. Notwithstanding anything to the contrary herein, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the Option Consideration otherwise payable such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Laws. The Company shall not take any action to vest Options that were granted after December 31, 2012 to the extent that such Options would not vest by their current terms prior to the Effective Time.

2.4              Adjustments.

Notwithstanding any provision of this Article 2 to the contrary (but without in any way limiting the covenants in Section 5.2), if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number or class of shares by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, stock split, conversion, combination, exchange of shares or similar transaction, the Aggregate Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, stock split, conversion, combination, exchange of shares or similar transaction.

Article 3
Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that, except as set forth in the corresponding section of the disclosure schedule (provided, that, any information set forth in one Section of the Company Disclosure Schedule will be deemed to apply to each other Section or subsection of this Agreement and the Company Disclosure Schedule to the extent such disclosure is made in a manner to make its relevance to such other Section or subsection readily apparent) delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”):

3.1              Organization, Standing and Corporate Power.

(a)                Section 3.1(a)(i) of the Company Disclosure Schedule sets forth the jurisdiction of incorporation of the Company and each of its Subsidiaries and each state or other jurisdiction in which the Company and each of its Subsidiaries is licensed or qualified to do business. Each of the Company and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or organized and has all requisite corporate power and authority and all Permits necessary to own, lease, and operate all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it or the operation, ownership, leasing, character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had, does not have and could not reasonably be expected to have a Company Material Adverse Effect. Section 3.1(a)(ii) of the Company Disclosure Schedule lists the members of the Board of Directors and the officers of the Company and each of its Subsidiaries.

(b)               Section 3.1(b) of the Company Disclosure Schedule lists all direct or indirect Subsidiaries of the Company together with the jurisdiction of organization of each such Subsidiary. Section 3.1(b) of the Company Disclosure Schedule lists the entire authorized stock or other Equity Interests of each such Subsidiary and the record and beneficial owner of such stock or other Equity Interests. All the outstanding shares of capital stock of, or other Equity Interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests, Uniform Commercial Code financing statements, encroachments, liabilities, charges, Taxes, orders, interest, options, warrants, purchase price, preemptive rights, conversion rights, exchange rights, subscription rights, calls, puts, rights of first refusals, preferences, priorities, proxies, voting trusts or agreements, shareholder transfer restrictions of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except as provided in connection with the Transactions or for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” laws of the various States of the United States) (collectively, “Liens”). There are no Contracts that could require any such Subsidiary to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem stock or other Equity Interests in such Subsidiary.

(c)                The Company has delivered or made available to Parent true, correct and complete copies of its certificate of incorporation and bylaws (the “Company Charter Documents”) and true, correct and complete copies of the certificates of incorporation and bylaws (or comparable organizational and governing documents) of each of its Subsidiaries (the “Subsidiary Documents”), in each case as amended to the date of this Agreement. All such Company Charter Documents and Subsidiary Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation or default of any of their respective provisions.

3.2              Capitalization.

(a)                The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock. At the close of business on January 31, 2013, three (3) days prior to the date hereof (the “Reference Date”), (i) 34,299,507 shares of Company Common Stock were issued and outstanding, (ii) 14,046,239 shares of Company Common Stock were reserved for issuance under the Company Stock Plans (of which 7,130,745 shares of Company Common Stock were subject to outstanding Options granted under the Company Stock Plans), and 262,266 shares of Company Common Stock and 343,912 Options are pledged to the Company to secure a total of approximately $428,761 owed to the Company by certain current or former agents and employees of the Company, as further set forth in Section 3.2(a) of the Company Disclosure Schedule (the “Agent/Employee Obligations”), and (iii) no shares of preferred stock of the Company were outstanding. Since the Reference Date, no shares of

Company Common Stock or preferred stock of the have been issued except pursuant to the exercise, if any, of Options granted under Company Stock Plans as of the close of business on the Reference Date. Section 3.2(a) of the Company Disclosure Schedule contains a true, correct and complete list, as of the Reference Date, of (x) Options, including the holder, date of grant, term, number of shares of Company Common Stock subject to such Option and, where applicable, exercise price and vesting schedule, including whether the vesting will be accelerated by the execution of this Agreement or consummation of the Merger or by termination of employment or change of position following consummation of the Merger, and (y) the Agent/Employee Obligations, the outstanding principal amount of the Agent Obligations, and the accrued and unpaid interest of the Agent/Employee Obligations, the maturity date of the Agent/Employee Obligations, and the obligors under the Agent/Employee Obligations. The Company does not have any outstanding warrants or outstanding restricted stock or any obligation to issue any warrants or restricted stock to any Person. All outstanding shares of the capital stock of the Company have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, rights of participation, rights of maintenance or any similar rights, and any rights of first refusal, and, there is no Contract restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of the capital stock of the Company, except as provided in connection with the Transactions. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, (A) there are no outstanding options or other rights of any kind which obligate the Company or any of its Subsidiaries to issue or deliver any shares of capital stock, voting securities or other Equity Interests of the Company or any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other Equity Interests of the Company (collectively, “Company Securities”); (B) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities; and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company to which the Company or any of its Subsidiaries is a party. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, no bonds, debentures, notes or other Indebtedness of the Company having a right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which the holders of capital stock of the Company may vote are issued and outstanding.

(b)               Each of the outstanding shares of capital stock, voting securities or other Equity Interests of each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights, and all such securities are owned by the Company or another wholly-owned Subsidiary of the Company and are owned free and clear of all Liens. There are no (i) preemptive rights, outstanding options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or other rights of any kind which obligate the Company or any of its Subsidiaries to issue or deliver any shares of capital stock, voting securities or other Equity Interests of any Subsidiary of the Company or any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other Equity Interest of a Subsidiary of the Company, (ii) outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other Equity Interests of a Subsidiary of the Company; or (iii) other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any Subsidiary of the Company to which the Company or any of its Subsidiaries is a party. None of the Subsidiaries of the Company owns any Company Common Stock.

(c)                Except as described in Section 3.2(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any Equity Interest, or any Equity Interest convertible into or exchangeable or exercisable for Equity Interests or similar interests in any Person, other than the Company Subsidiaries.

3.3              Authority; Noncontravention; Voting Requirements.

(a)                The Company has full power, authority and legal capacity to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by its Board of Directors acting upon a receipt of a recommendation by the Special Committee, and except for obtaining the Company Stockholder Approval for the adoption of this Agreement and the consummation of the Transactions, including the Merger, and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company, and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a Proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)               The Company’s Board of Directors, at a meeting duly called and held and acting upon receipt of a recommendation by the Special Committee, has unanimously (i) determined that this Agreement and the Merger are advisable and fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions, including the Merger, and (iii) resolved to recommend that stockholders of the Company adopt this Agreement and directed that this Agreement be submitted for consideration by the stockholders of the Company at the Company Stockholders Meeting.

(c)                Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or any of the Subsidiary Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) conflict with or violate any Law or Order of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) conflict with or violate result in the loss of any benefit under, constitute a breach or a default (or an event which, with notice or lapse of time, or both, would constitute a breach or default) under, result in the termination, modification or cancellation of or a right of termination, modification or cancellation under, accelerate the performance required by, require that any notification or payment be made, or result in the creation of any Lien upon any of the respective properties or assets of, the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation, whether written or oral, formal or informal (each, a “Contract”) or Permit, to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually, or in the aggregate, could not reasonably be expected to cause a Company Material Adverse Effect.

(d)               (i) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement and the Transactions (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary under the DGCL or otherwise to adopt this Agreement and approve the Transactions; and (ii) the advisory vote of the Company’s shareholders with respect to any change of control payments made in connection with the Transactions which may be required under Rule 14a-21 of the Exchange Act.

3.4              Approvals.

The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions do not and will not require any Consent, approval, or other authorization of, or filing with or notification to, any Governmental Authority or other Person, other than: (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (b) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”); (c) compliance with any applicable requirements of the Securities Act, (d) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement (the “Proxy Statement”) relating to the Company Stockholders Meeting, and any other documents required to be filed with the SEC in connection with the Company Stockholders Meeting, the Merger and the other Transactions pursuant to any applicable Laws (the “Other Filings”); (e) any filings required by, and any approvals required under, the rules and regulations of the Nasdaq OTC Bulletin Board; and (f) any other necessary consents, approvals, franchises, licenses, orders, authorizations, registrations, declarations, filings, notices, applications, certifications, Permits, waivers and exemptions, except, in this clause (f), where the failure to obtain such other consents, approvals, franchises, licenses, orders, authorizations, registrations, declarations, applications, certifications, Permits, waivers or exemptions, or to make such filings or notifications, had not and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.5              Company SEC Documents; Undisclosed Liabilities.

(a)                The Company has filed and furnished all required reports, schedules, forms, prospectuses, documents, and registration, proxy and other statements required to be filed by it pursuant to the Exchange Act, the Securities Act, and the rules and regulations of the SEC since January 1, 2008 (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents) or if amended as of the latest amendment date, the Company SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)               The consolidated financial statements of the Company (and the related notes) included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements as permitted by the SEC and indicated in the notes thereto) applied on a consistent basis during the periods presented and fairly present in all material respects the consolidated financial position, results of operation, changes in equity and cash flow of the Company and its consolidated Subsidiaries as of the dates thereof and for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or could be, individually or in the aggregate, material to either the Company or any of its Subsidiaries). The management of the Company has disclosed to the Company’s independent auditors all facts and circumstances known to them that are material and bear upon the accuracy of the audited financial statements. The Company’s accounting systems and controls are sufficient to detect material fraud and inaccuracies in the financial reporting processes and reports.

(c)                Since January 1, 2008, the Company has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations promulgated thereunder and (ii) the applicable listing and corporate governance rules and regulations of the Financial Industry Regulatory Authority or similar Governmental Authority. The Company has designed disclosure controls and procedures to ensure that material information relating to the Company, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities, and is in the reports that it files under the Exchange Act and is in accordance with the Exchange Act, the Securities Act and the rules and regulations of the SEC. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respects the Company’s ability to record, process, summarize and report financial information and (y) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. To the Knowledge of the Company, there is no reason to believe that its auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations of the SEC and under Sarbanes-Oxley Act when due. There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(d)               Neither the Company nor any of its Subsidiaries has, and there is no basis for, any liabilities or obligations of any nature (whether asserted or, to the Company’s Knowledge, unasserted, accrued or unaccrued, absolute or contingent, liquidated or unliquidated, due or, to the Company’s Knowledge, to become due, known or otherwise) whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) as and to the extent reflected or reserved against on the unaudited balance sheet of the Company and its Subsidiaries as of September 30, 2012 (such balance sheet, the “Balance Sheet”, and such date, the “Balance Sheet Date”) (including the notes thereto) included in the Company SEC Documents filed by the Company and publicly available during the twelve (12) month period ending on the date of this Agreement (the “Filed Company SEC Documents”), (ii) incurred after the Balance Sheet Date in the Ordinary Course of Business, or (iii) that, individually or in the aggregate, are not and could not reasonably be expected to be material to either the Company or any of its Subsidiaries.

(e)                All notes and accounts receivable reflected on the Balance Sheet, and all accounts receivable of the Company and its Subsidiaries generated since the Balance Sheet Date (the “Receivables”), constitute bona fide receivables resulting from the sale of inventory, services or other obligations in favor of the Company and its Subsidiaries as to which full performance has been fully rendered, and are valid and enforceable claims. The accounts receivable of the Company and its Subsidiaries as of the Closing Date will be current and collectible in the Ordinary Course of Business. The Receivables are not subject to any pending or, to the Company’s Knowledge, threatened defense, counterclaim, right of offset, returns, allowances or credits, except to the extent reserved against the accounts receivable. The reserves against the accounts receivable for returns, allowances, chargebacks and bad debts are commercially reasonable and have been determined in accordance with GAAP, consistently applied in accordance with past custom and practice.

(f)                The accounts payable of the Company and its Subsidiaries reflected on the Balance Sheet arose from bona fide transactions in the Ordinary Course of Business, and all such accounts payable have either been paid, are not yet due and payable in the Ordinary Course of Business, or are being contested by the Company and its Subsidiaries in good faith.

(g)               Except as set forth on Section 3.5(g) of the Company Disclosure Schedule, to the Knowledge of the Company, from January 1, 2011 through the date of this Agreement, (i) neither the Company nor any of its Subsidiaries nor any current or former director, officer, employee or auditor of the Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, alleging a material deficiency in the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty, or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s Board of Directors or any committee thereof or to any director or officer of the Company.

(h)               The inventory of the Company and its Subsidiaries (i) does not include any items that are obsolete or of a quantity or quality not usable or salable in the Ordinary Course of Business and (ii) includes only items sold by the Company and its Subsidiaries in the Ordinary Course of Business. The inventory disposed of subsequent to the Balance Sheet Date has been disposed of only in the Ordinary Course of Business.

3.6              Assets.

(a)                The Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest or license in, the properties and assets (tangible and intangible) used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the Balance Sheet Date, other than inventory sold in the Ordinary Course of Business, free and clear of all Liens, except for Permitted Liens. The assets, properties and rights owned by the Company and its Subsidiaries are all the assets, properties and rights used by the Company and its Subsidiaries in the operation of the Business or necessary to operate the businesses of the Company and its Subsidiaries, consistent with past practice.

(b)               The buildings, machinery, vehicles, equipment, and other tangible assets that the Company and its Subsidiaries own and lease are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are presently used.

3.7              Absence of Certain Changes or Events.

Since the Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the Ordinary Course of Business, and there has not been any Company Material Adverse Change and no event has occurred which could reasonably be expected to result in a Company Material Adverse Change. Without limiting the generality of the foregoing, except as set forth on Section 3.7 of the Company Disclosure Schedule, since the Balance Sheet Date the Company and its Subsidiaries have not:

(a)                sold, leased, transferred or assigned any assets or property (tangible or intangible) with a value in excess of $50,000, other than sales of inventory in the Ordinary Course of Business;

(b)               experienced any damage, destruction or loss (whether or not covered by insurance) to its assets or property (tangible or intangible) in excess of $50,000;

(c)                received notice from any Person regarding the acceleration, termination, modification or cancelation a Contract, which, if in existence on the date hereof, would be required to be listed on Section 3.15 of the Company Disclosure Schedule;

(d)               issued, created, incurred or assumed any Indebtedness involving more than $50,000;

(e)                forgiven, canceled, compromised, waived or released any Indebtedness owed to it or any right or claim;

(f)                issued, sold or otherwise disposed of any of its stock or other ownership interests, or granted any options, warrants or other rights to acquire (including upon conversion, exchange or exercise) any of its stock or other ownership interests or declared, set aside, made or paid any dividend or distribution with respect to its stock or other ownership interests or redeemed, purchased or otherwise acquired any stock or other ownership interest or amended or made any change to any of its Organizational Documents or made any other payment to its members or stockholders (or any Affiliates of such members or stockholders);

(g)               granted any increase in salary or bonus or otherwise increased the compensation or benefits payable or provided to any director, officer, employee, consultant, advisor or agent, except wage or salary increases set forth on Section 3.7(g) of the Company Disclosure Schedule required by existing Contracts;

(h)               engaged in any promotional, sales or discount or other activity that has or could reasonably be expected to have the effect of accelerating sales prior to the Closing that would otherwise be expected to occur subsequent to the Closing;

(i)                 made any commitment outside of the Ordinary Course of Business or in excess of $50,000 in the aggregate for capital expenditures to be paid after the Closing or failed to incur capital expenditures in accordance with its capital expense budget;

(j)                 instituted any material change in the conduct of its business or any material change in its accounting practices or methods, cash management practices or method of purchase, sale, lease, management, marketing, or operation;

(k)               taken or omitted to take any action which could be reasonably anticipated to have a Company Material Adverse Effect;

(l)                 made or revised any material Tax election or settled or compromised any Tax liability;

(m)             collected its accounts receivable or paid any accrued liabilities or accounts payable or prepaid any expenses or other items, in each case other than in the Ordinary Course of Business; and

(n)               agreed or committed to any of the foregoing.

3.8              Legal Proceedings.

Except as set forth in Section 3.8 of the Company Disclosure Schedule, there are no (and since January 1, 2012, there have not been any) complaints, charges, Proceedings, Orders, or investigations pending or, to the Knowledge of the Company, threatened or anticipated relating to or affecting the Company or any of its Subsidiaries. There is no outstanding Order to which the Company or any of its Subsidiaries is subject. Except as set forth in Section 3.8 of the Company Disclosure Schedule, the Company and each of its Subsidiaries are insured with respect to each of the matters set forth on Section 3.8 of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries has received written notice of a claim or dispute that is reasonably likely to result in any such complaint, charge, Proceeding, Order, investigation or other process or procedure for settling disputes or disagreements with respect to the Company or any of its Subsidiaries or the transactions contemplated by this Agreement.

3.9              Compliance With Laws.

(a)                The Company and its Subsidiaries are (and since January 1, 2008 have been) in compliance in all material respects with all laws (including common law), statutes, ordinances, codes, rules, regulations, decrees, requirements and orders, including those designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition (collectively, “Laws”) and Orders applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations. Since January 1, 2008, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority claimed or alleged that the Company or any of its Subsidiaries was not in compliance with all Laws applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations. No material change is required in the Company’s or any of its Subsidiaries’ processes, properties or procedures in connection with any such Laws, and the Company has not received any overt notice or communication of any material noncompliance with any such Laws that has not been cured as of the date of this Agreement.

(b)               Section 3.9(b) of the Company Disclosure Schedule sets forth a correct and complete list all Permits held by the Company and its Subsidiaries. Such Permits (i) constitute all Permits necessary for the operation of the business of the Company and its Subsidiaries, and (ii) are in full force and effect. No action or Proceeding is pending or, to the Company’s Knowledge, threatened to revoke or limit any Permit.

3.10          Change of Control Agreements.

Except as set forth on Section 3.10 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions, including the Merger, will (either alone or in conjunction with any other event) (a) result in any payment or benefit to any employee of the Company or any of its Subsidiaries or (b) result in any payment or benefit to any director or officer of the Company or any of its Subsidiaries, except in each case the receipt of the Merger Consideration as a stockholder of the Company pursuant to this Agreement.

3.11          Tax Matters.

(a)                Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns required to be filed by it, and all such filed Tax Returns are true, correct and complete in all material respects. The Company and each of its Subsidiaries has timely paid (or has had paid on its behalf) all material Taxes due and owing (whether or not shown on any return). The Company and its Subsidiaries are not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax. There are no Liens for Taxes (other than Taxes not yet due and payable) upon the Company Securities or any of the assets of the Company or any of its Subsidiaries.

(b)               Except as set forth on Section 3.11(b) of the Company Disclosure Schedule, the unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the unaudited balance sheet of the Company and its Subsidiaries as of the Balance Sheet Date (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. Since December 31, 2011, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.

(c)                No deficiency or proposed adjustment for any amount of Tax has been proposed, asserted or assessed by any taxing authority against the Company and its Subsidiaries that has not been paid, settled or otherwise resolved. There is no Proceeding or audit now pending or, to the Knowledge of the Company, proposed or threatened against the Company or any of its Subsidiaries or concerning the Company or any of its Subsidiaries with respect to any Taxes. The Company and its Subsidiaries have not been notified by any taxing authority that any issues have been raised with respect to any Tax Return. There has not been, within the past five (5) calendar years, an examination or written notice of potential examination of the Tax Returns filed with respect to the Company or any of its Subsidiaries by any taxing authority.

(d)               The Company and its Subsidiaries have disclosed on their respective Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code or any similar provision of applicable Law, and are in possession of supporting documentation as may be required under any such provision.

(e)                The Company and each of its Subsidiaries have withheld, collected and paid all material Taxes required to have been withheld, collected and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(f)                Neither the Company nor any of its Subsidiaries has been subject to a written claim by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(g)               Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(h)               No audit or other administrative or court Proceedings are pending or being conducted, or, to the Knowledge of the Company, have been threatened, by or with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries and no written notice thereof has been received.

(i)                 Neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or other arrangement that, individually or collectively, could give rise to the payment of any amount which would not be deductible by reason of Section 280G of the Code or would be subject to withholding under Section 4999 of the Code.

(j)                 The Company has made available to Parent true, correct and complete copies of (i) all income and franchise Tax Returns of the Company and its Subsidiaries for the preceding three taxable years and (ii) any audit report or statement of deficiency issued within the last three years (or otherwise with respect to any audit or Proceeding in progress) relating to income and franchise Taxes of the Company or any of its Subsidiaries.

(k)               Neither the Company nor any Subsidiary (A) is a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement with respect to Taxes (other than credit Contracts, lease Contracts or other commercial Contracts entered into in the Ordinary Course of Business containing customary Tax allocation or gross-up provisions); (B) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized; (C) is subject to the dual consolidated loss provisions of Code Section 1503(d); (D) has been a party to a ‘‘listed transaction’’ within the meaning of Treasury Regulations Section 1.6011-4(b); or (E) is a party to a gain recognition agreement under Code Section 367.

(l)                 There are no liens for Taxes (other than Taxes not yet due and payable or which are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established on the Company’s financial statements in accordance with GAAP) upon any of the assets of the Company or any of its Subsidiaries.

(m)             Neither the Company nor any of its Subsidiaries (i) has ever been a member of an “affiliated group” (as defined in Section 1504(a) of the Code) except for any group of which the Company was the common parent corporation or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor, by contract or otherwise.

(n)               Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any deduction in calculating, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions occurring at or prior to the Closing or any excess loss account in existence at Closing described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (v) election under Code Section 108(i), or (vi) installment sale or open transaction disposition made on or prior to the Closing Date.

(o)               Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(p)               All arrangements that would be considered “deferred compensation” for purposes of Section 409A of the Code are in compliance with Section 409A of the Code. No Option was issued with an exercise price that was less than the fair market value of the Company’s Common Stock on the date of grant.

(q)               None of the Company nor any of its Subsidiaries has been a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five-year period ending on the Closing Date.

(r)                 Section 3.11(r) of the Company Disclosure Schedule lists all Tax Returns filed by the Company and its Subsidiaries for Tax periods ended on or after December 31, 2007, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the payment of any Tax or any Tax assessment or deficiency.

3.12          Employee Benefits Matters.

(a)                Section 3.12(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of: (i) all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and (ii) all other employee benefit plans, policies, agreements or arrangements, payroll practices, including employment, individual consulting or other compensation agreements, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change of control, retention, termination, severance, sick leave, vacation, loans, salary continuation, health or life insurance, fringe benefits and educational assistance plan, policies, agreements or arrangements with respect to which the Company, any of its Subsidiaries or any entity required to be aggregated with the Company or any of its Subsidiaries pursuant to Code Section 414 (an “ERISA Affiliate”) has any obligation or liability, contingent or otherwise

(collectively, the “Company Plans”). No Company Plan is subject to Title IV of ERISA, is a “multiemployer plan”, as defined in Section 3(37) of ERISA, is a “voluntary employees’ beneficiary association”, as defined by Code Section 501(c)(9), is an “employee stock ownership plan”, as defined by Code Section 4975(e)(7) or otherwise invests in “employer securities”, as defined in Code Section 409(l), or is or has been subject to Sections 4063 or 4064 of ERISA. No Company, Subsidiary or ERISA Affiliate has either completely or partially withdrawn from a multiemployer plan within the past six years or has incurred any liability under Title IV of ERISA that remains unsatisfied.

(b)               True, correct and complete copies of the following documents with respect to each of the Company Plans have been delivered to Parent by the Company to the extent applicable: (i) any plans and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto; (ii) the three most recent Forms 5500 and all schedules thereto, (iii) the most recent actuarial report, if any; (iv) the most recent Internal Revenue Service determination letter; (v) the most recent summary plan descriptions and summaries of material modifications; (vi) written summaries of all non-written Company Plans; (vii) all material communications with the Department of Labor, the Internal Revenue Service and the Pension Benefit Guaranty Corporation; and (viii) the most recent nondiscrimination testing reports.

(c)                The Company Plans have been maintained and administered, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other Laws.

(d)               The Company Plans intended to qualify under Section 401 or other tax-favored treatment under of Subchapter B of Chapter 1 of Subtitle A of the Code have received a determination from the Internal Revenue Service that they are so qualified, and any trusts intended to be exempt from federal income taxation under the Code are so exempt. To the Company’s Knowledge, nothing has occurred with respect to the operation of the Company Plans that could reasonably be expected to cause the loss of such qualification or exemption, or the imposition of any liability, penalty or tax under ERISA or the Code. Neither the Company, any Subsidiary, nor, to the Knowledge of the Company, any other “disqualified person” or “party in interest”, as defined in Code Section 4975 and ERISA Section 3(14), respectively, has either engaged in any “prohibited transaction”, as defined in Code Section 4975 or ERISA Section 406 with respect to any Company Plan or breached any fiduciary obligations imposed under Title I of ERISA.

(e)                All contributions required to have been made under any of the Company Plans or by law (without regard to any waivers granted under Section 412 of the Code), have been timely made. All premium payments for periods prior to the Effective Time relating to any Company Plan have been timely paid.

(f)                There are no pending actions, investigations, Proceedings, claims or lawsuits arising from or relating to the Company Plans or the assets thereof (other than routine benefit claims), nor does the Company have any Knowledge of facts that could reasonably be expected to form the basis for any such claim, action, investigation, preceding or lawsuit that would, or would reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole. No request, application or other matter is pending with the Internal Revenue Service, Department of Labor or the Pension Benefit Guaranty Corporation with respect to any Company Plan.

(g)               None of the Company Plans provide for post-employment life insurance or health insurance coverage or benefits for any participant or any beneficiary of a participant, except as may be required under Part 6 of the Subtitle B of Title I of ERISA and at the expense of the participant or the participant’s beneficiary.

(h)               Except as set forth in Section 3.12(h) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment becoming due to any employee of the Company or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any rights with respect to benefits under any such plan, or (iv) require any contributions or payments to fund any obligations under any Company Plan.

(i)                 The Company Plans may be terminated by the Company, a Subsidiary or an ERISA Affiliate, as the case may be, at any time without the consent of any participant and without material liability to the Company or any Subsidiary.

(j)                 Any individual who performs services for the Company or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company or any of its Subsidiaries for federal income tax purposes by the Company is not an employee for such purposes.

3.13          Labor and Employment Matters

(a)                Section 3.13(a) of the of the Company Disclosure Schedule sets forth a complete list of all employees of the Company and each of its Subsidiaries, along with the job title, location, classification (i.e., exempt or not exempt), status (e.g., part-time, full-time, seasonal or temporary), bargaining unit (if any), and the hourly or salary rate of compensation of each such employee. Section 3.13(a) of the Company Disclosure Schedule sets forth a complete list of all non-employee workers, including all independent contractors that have provided services of any kind to the Company, and each of its Subsidiaries and a description of the service provided by such independent contractors and the compensation paid to each such independent contractor.

(b)               No key employees or group of key employees of the Company, and each of its Subsidiaries, has given notice to the Parent that such employee or any employee in a group of key employees intends to cease, or is considering ceasing, his or her employment upon or after consummation of the Transactions.

(c)                Except as set forth in Section 3.13(c)(i) of the Company Disclosure Schedules, no employee of the Company or of any Subsidiary, (i) has an employment agreement, or (ii) is in violation of any term of any patent disclosure agreement, non-competition agreement, or any other restrictive covenant to a third party relating to the right of any such employee to be employed by the Company, or any of its Subsidiaries because of the nature of the business conducted by the Company, or any of its Subsidiaries or to the use of trade secrets or proprietary information of others. Except as set forth in Section 3.13(c)(ii) of the Company Disclosure Schedules, each current employee has entered into a non-compete, non-solicitation, with the Company. The Company has heretofore provided Parent with copies of all signed agreements with Company Employees identified in this subparagraph.

(d)               None of the employees of the Company or its Subsidiaries is represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization. Neither the Company nor any of its Subsidiaries has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees of the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees. There is no union organization activity involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, nor has there ever been union representation involving any of the employees of the Company or any of its Subsidiaries. There is no picketing pending or, to the Knowledge of the Company, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened. There are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that could be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual.

(e)                Except as set forth in Section 3.13(e) of the Company Disclosure Schedules, (i) the Company, and each of its Subsidiaries are in compliance in all material respects with all applicable Laws and orders relating to the employment of workers, including all such applicable Laws and orders relating to wages, hours, fair employment practices, discrimination and retaliation, medical or other leave, civil rights, affirmative action, collective bargaining, work authorization and immigration, and (ii) since 2009, there have been no claims, charges, complaints, demands made, or, to the Company’s Knowledge, threatened to be made, before any Governmental Authority with respect to any alleged violation of any such applicable Laws. Neither the Company, nor any of its Subsidiaries are presently, nor have they ever been, a party to or otherwise bound by any settlement, stipulation or consent decree with, or citation by, any Governmental Authority relating to such applicable Laws.

(f)                Except set forth in Section 3.13(f) of the Company Disclosure Schedules, Company and each of its Subsidiaries have properly completed a U.S. Citizenship and Immigration Services Form I-9 for each employee and the Company and each of the Subsidiaries are now, and have been for the past five (5) years, in compliance with all applicable Laws governing work authorization in the United States covering the employees.

(g)               Except as set forth in Section 3.13(g) of the Company Disclosure Schedules, each employee and independent contractor of the Company, and each of its Subsidiaries, has been properly classified for all purposes under the Code and ERISA and has been properly classified as either exempt or nonexempt under the Fair Labor Standards Act and its applicable state Law equivalents.

(h)               Except as set forth in Section 3.13(h) of the Company Disclosure Schedules, there are (i) no contracts or business relationships that would or could cause the Company or any of its Subsidiaries to be deemed a federal or state contractor obligated to develop and maintain an affirmative action plan or otherwise comply with affirmative action requirements of applicable Laws, and (ii) within the past five (5) years, no discrimination claim, show cause notice, conciliation Proceeding, sanction or debarment Proceeding has been filed or is pending or is threatened with the Office of Federal Contract Compliance Programs or any other federal agency or any comparable state or foreign agency or court and there have been no desk audits or on-site reviews pending or scheduled.

(i)                 The Company and its Subsidiaries are in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except for immaterial non-compliance. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries since December 31, 2007.

3.14          Environmental, Health and Safety Matters.

(a)                Except as disclosed in Section 3.14(a) of the Company Disclosure Schedule, the operations of the Company and its Subsidiaries are and have at all times been in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining, and timely applying for renewal and revision of required Environmental Permits. A list of all Environmental Permits necessary to operate the Company or any of its Subsidiaries as currently operated is set forth in Section 3.14(a) of the Company Disclosure Schedule. Except as disclosed in Section 3.14(a) of the Company Disclosure Schedule, there are no actions or Proceedings pending or, to the Company’s Knowledge, threatened to revoke any such Environmental Permit.

(b)               Except as disclosed in Section 3.14(b) of the Company Disclosure Schedule, there is no action, claim, complaint, cause of action, citation, order, suit, Proceeding or investigation relating to or arising under applicable Environmental Law (“Environmental Claim”) that is pending or, to the Company’s Knowledge, threatened against the Company, any of its Subsidiaries or any real property currently, and, to the Company’s Knowledge, no Environmental Claim is pending or threatened with respect to any property formerly owned, leased or operated by the Company or any of its Subsidiaries.

(c)                Except as disclosed in Section 3.14(c) of the Company Disclosure Schedule, (i) there is no Environmental Condition at, under, or emanating from any Real Property or, to the Company’s Knowledge, any real property formerly owned, leased, or operated by the Company or any Subsidiary; (ii) none of the Company, any Subsidiary, or any of their respective predecessors (owned or formed by the Company or any of its Subsidiaries or

Affiliates) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any Hazardous Materials, or owned or operated such Real Property in such manner as have given or would give rise to any liabilities or obligations (contingent or otherwise) pursuant to CERCLA or any other applicable Environmental Laws; and (iii) there has been no cleanup of Hazardous Materials at any Real Property or, to the Knowledge of the Company, at any other property currently used by the Company or any of its Subsidiaries.

(d)               Except as disclosed in Section 3.14(d) of the Company Disclosure Schedule, no expenditure(s) in excess of $50,000 with respect to any of the assets of the Company, any real property owned or leased by the Company or any of the operations of the Company or the business will be necessary to achieve compliance with any applicable Environmental Laws.

(e)                   Except as disclosed in Section 3.14(e) of the Company Disclosure Schedule, there are no and there have not been any underground or aboveground storage tanks at any of the properties leased or owned by the Company.

(f)                    Except as disclosed in Section 3.14(f) of the Company Disclosure Schedule, there are no asbestos or asbestos-containing materials, polychlorinated biphenyls or lead-based paint located at or on any of the assets of the Company or any real property owned or leased by the Company in connection with the business.

(g)               Except as disclosed in Section 3.14(g) of the Company Disclosure Schedule, no Environmental Lien has been placed upon or, to the Company’s Knowledge, is threatened to be placed upon any property presently owned, operated or leased by the Company or any of its Subsidiaries.

(h)                   Neither this Agreement nor the consummation of the Transactions will result in any obligations for site investigation or cleanup, or consent to or of Governmental Authorities or third parties, pursuant to any of the so called “transaction triggered” or “responsible property transfer” Environmental Laws.

(i)                     None of the real property leased, owned, operated or used by the Company or its Subsidiaries is listed, or, to the Company’s Knowledge, proposed for listing, on the National Priorities List pursuant to CERCLA, on the Comprehensive Environmental Response Compensation Liability Information System List, or any similar state list of sites and no condition at such properties exists that, if known to a Governmental Authority, would qualify such property for inclusion on any such list.

(j)                     The Company has made available to Parent copies of all environmental, health and safety assessments, audits, inspections, and reports and other documentation (including, any Phase I or Phase II environmental assessments) relating to (i) the environmental condition of any real property currently owned, operated or leased by the Company or any of its Subsidiaries, or (ii) compliance by the Company or any of its Subsidiaries with, or potential liability of the Company or any of its Subsidiaries under applicable Environmental Laws.

3.15          Contracts.

(a)                Set forth in Section 3.15(a) of the Company Disclosure Schedule is a list of (i) each Contract that would be required to be filed as an exhibit to an Annual Report on Form 10-K under the Exchange Act if such report was filed by the Company with the SEC on the date hereof, and (ii) each of the following to which the Company or any of its Subsidiaries is a party: (A) any Contract that purports to limit, curtail or restrict the ability of the Company or any of its existing or future Subsidiaries or Affiliates to (x) compete in any geographic area or line of business or restrict the Persons to whom the Company or any of its existing or future Subsidiaries or Affiliates may sell products or deliver services (y) solicit or hire any Person in any capacity, including as an employee, consultant or otherwise, or (z) disclose, exploit or otherwise exploit any confidential information of a third party, (B) any partnership, joint venture agreement, or licensing Contract, (C) any Contract for the acquisition, sale or lease of material properties or assets (by merger, purchase or sale of stock or assets or otherwise) entered into since January 1, 2008, (D) any Contract with any (x) Governmental Authority or (y) director or officer of the Company or any of its Subsidiaries or any Affiliate of the Company, (E) any loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing Indebtedness by the Company or any of its Subsidiaries or any Contract or instrument pursuant to which Indebtedness may be incurred or is guaranteed by the Company or any of its Subsidiaries, and including any Contract regarding any bonding facility or financial assurance program, (F) any loan or credit agreement, mortgage, indenture, note or other Contract or instrument pursuant to which the Company or any of its Subsidiaries has lent money to any other Person, or otherwise evidencing Indebtedness to the Company or any of its Subsidiaries, (G) any financial derivatives master agreement or confirmation, or futures account opening agreement and/or brokerage statement, evidencing financial hedging or similar trading activities, (H) any voting agreement or registration rights agreement, (I) any mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien on any material property or assets of the Company or any of its Subsidiaries, (J) any customer, client, supply, sales, franchise, dealership, vendor, manufacturing, service center or agent Contract that involves consideration in fiscal year 2011 in excess of $100,000 or that is reasonably likely to involve consideration in fiscal year 2012 or fiscal year 2013 in excess of $100,000, (K) any Contract (other than customer, client, supply or sales agent Contracts) that involve consideration (whether or not measured in cash) of greater than $100,000, (L) any collective bargaining agreement, (M) any “standstill” or similar agreement, (N) any lease, rental, occupancy, license, installment or conditional sale Contract, (O) any other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any Real Property or personal property, (P) product design or development Contract, (Q) consulting Contract, (R) license or royalty Contract or any other Contract relating to any Intellectual Property Rights, (S) merchandising, sales representative or distribution Contract, (T) Contract granting a right of first refusal or first negotiation, (U) any Contract for the treatment, storage, disposal and/or transportation of low-level radioactive waste and low-level mixed waste materials and related field services, (P) any other Contract which is material to the operation, or which is outside the ordinary course, of the Company’s and its Subsidiaries’ businesses, (V) any Contract (1) relating to the employment of any employee or retention of any consultant or independent contractor that requires payments of base salary or amounts in excess of $100,000 on an annual basis to any Person, (2) with any labor union or other labor or collective bargaining organization, or (3) the terms of which obligate or may in the future obligate the Company or any of its Subsidiaries to make any severance, termination or similar payment to any current employee following termination of employment or resulting solely from the consummation of the Transactions contemplated by this Agreement, or (3) pursuant to which the Company or any of its Subsidiaries is obligated to make any bonus, pension, profit sharing or other deferred compensation payment (other than accrued on the Company’s financial statements or payments constituting sales commissions or sales-related bonuses) in excess of $100,000 to any current or former employee or director, (W) any Contract which provides for indemnification of any officer, director, or employee, (X) any power of attorney, (Y) any settlement, conciliation, leniency or similar Contract, (Z) any Contract purporting to be binding on Affiliates of the Company (other than the Company’s Subsidiaries), (AA) any other agreement material to the Company or any of its Subsidiaries, whether or not entered into in the Ordinary Course of Business, and (BB) any commitment or agreement, in each case whether written or oral, to enter into any of the foregoing (the Contracts and other documents required to be listed in Section 3.15(a) of the Company Disclosure Schedule, together with any and all other Contracts of such type entered into in accordance with Section 5.2, each a “Material Contract”). The Company has heretofore made available to Parent true, correct and complete copies of each Material Contract in existence as of the date hereof, together with any and all exhibits, attachments, amendments, supplements, waivers, side letters or other documentation relating thereto; provided, however, that with respect to clause (J) of this Section 3.15, the Company has heretofore made available to Parent samples and examples of such Material Contracts, which Material Contracts have not been modified or altered in any material respects.

(b)               Each of the Material Contracts is legal, valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception. Except as set forth in Section 3.15(b) of the Company Disclosure Schedule, no approval, consent or waiver of any Person is needed in order that any Material Contract continue in full force and effect following the consummation of the Transactions. Neither the Company nor any of its Subsidiaries is in default under any Material Contract or other Contract to which the Company or any of its Subsidiaries is a party (collectively, the “Company Contracts”), nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by the Company and its Subsidiaries party thereto. To the Knowledge of the Company, no other party to any Company Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, except for such defaults as, individually or in the aggregate, are not and could not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received any notice of termination or cancellation under any Material Contract.

3.16          Real Property.

(a)                Neither the Company nor any of its Subsidiaries owns and/or has ever owned any Owned Real Properties.

(b)               Section 3.16 of the Company Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each parcel of Leased Real Property. The Company has made available to Parent and Merger Sub a true and complete copy of each Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease.

(c)                Subject to the respective terms and conditions in the Leases, the Company or one of its Subsidiaries is the sole legal and equitable owner of the leasehold interest in the Leased Real Property and possesses good and marketable, indefeasible title thereto, free and clear of all Liens (other than Permitted Liens).

(d)               Neither the Company nor any of the Subsidiaries has subleased or licensed the Leased Real Property or any portion thereof. With respect to each Lease: (i) the lessee under the Lease is the sole present holder of all of the lessee’s interest in the Lease, (ii) the Lease is in good standing and there are no defaults on the part of the lessee or the lessor under the Lease, and no event has occurred which would give rise to a default after notice or expiration of a cure period, (iii) the Lease is in full force and effect and is a complete statement of the agreement of the parties with respect to the leasing of the premises described therein by the lessor to the lessee and the Lease is the only agreement in effect under which the lessor has leased the premises described therein, (iv) there is no outstanding dispute between the lessor and the lessee under the Lease, (v) the lessee has not been granted any concessions not set forth in the Lease, and (vi) the rent and other sums due and payable to the lessor under the Lease, are current.

(e)                The Company and its Subsidiaries has no Knowledge of any building moratorium which might affect any of the Real Property.

(f)                None of the Company and its Subsidiaries has received notice that the location, construction, occupancy, operation or use of the buildings located on the Real Property violates any restrictive covenant or deed restriction recorded against such Real Property or any Laws.

(g)               None of the Company or any of the Subsidiaries is a foreign person or entity under the Foreign Investment in Real Property Tax Act of 1980, as amended.

(h)               With respect to each parcel of Real Property: (i) there are no pending or, to the Knowledge of the Company, threatened condemnation Proceedings, suits or administrative actions relating to any such parcel or other matters affecting adversely the current use, occupancy or value thereof; (ii) the ownership and operation of the Real Property in the manner in which it is now owned and operated comply with all zoning, building, use, safety or other similar statutes, ordinances or regulations of any Governmental Body; (iii) all Improvements on any such parcel are in good operating condition, ordinary wear and tear excepted, are supplied with utilities and other services necessary for the operation of the business as currently conducted at such facilities and safe for their current occupancy and use; (iv) neither the Company, nor any of its Subsidiaries has received any notice of any special Tax, levy or assessment for benefits or betterments that affect any parcel of Real Property and, to the Knowledge of the Company, no such special Taxes, levies or assessments are pending or contemplated; (v) there are no Contracts granting to any third party or parties the right of use or occupancy of any such parcel, and there are no third parties (other than the Company and its Subsidiaries) in possession of any such parcel; and (vi) each such parcel abuts on and has adequate direct vehicular access to a public road and there is no pending or, to the Knowledge of the Company, threatened termination of such access. The Real Property comprises all of the real property used or intended to be used in the business of the Company and its Subsidiaries, and neither the Company nor any of its Subsidiaries is a party to any Contract or option to purchase any real property or interest therein.

(i)                 There are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein.

3.17          Intellectual Property.

(a)                Section 3.17(a) of the Company Disclosure Schedule sets forth an accurate and complete list of the following Company Intellectual Property and Company Technology: (i) all issued Patents and pending Patent applications, (ii) registered Marks, pending applications for registrations of any Marks and any unregistered Marks, (iii) registered Copyrights and material unregistered Copyrights; (iv) material Trade Secrets; and (v) material Company Technology (other than off-the-shelf Software or hardware). Section 3.17(a) of the Company Disclosure Schedule lists (i) the record owner of each such item of Company Intellectual Property and/or material Company Technology and (ii) the jurisdictions in which each such Company Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, if applicable.

(b)               The Company and/or one of its Subsidiaries is the sole and exclusive owner of, or has valid and continuing rights to use (pursuant to a written license listed in Section 3.17(b) of the Company Disclosure Schedule, except for commercial-off-the-shelf Software), sell, license and otherwise commercially exploit, free and clear of all Liens or obligations to others, all of the Company Intellectual Property and Company Technology. The Company Intellectual Property and Company Technology owned or licensed to the Company and/or its Subsidiaries include all Intellectual Property Rights and Technology necessary to enable the Company and its Subsidiaries to conduct their respective businesses in the manner in which such businesses are currently being conducted. All of the Company’s and its Subsidiaries’ rights in the Company Intellectual Property and Company Technology are valid and enforceable.

(c)                The use, practice or other commercial exploitation of the Company Intellectual Property and Company Technology by the Company or any of its Subsidiaries and the manufacturing, licensing, marketing, importation, offer for sale, sale or use of the Company’s products or services or the Company Technology, and the operation of the Company’s and its Subsidiaries’ businesses do not infringe, violate, constitute an unauthorized use of or misappropriate any Intellectual Property Rights of any third Person or constitute unfair competition or trade practices under the Laws of any jurisdiction. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any settlement or consent agreement, covenant not to sue, non-assertion assurance, release or other similar agreement that could reasonably be expected, individually or in the aggregate, to materially and adversely affect the Company’s rights to own or use any Company Intellectual Property. Neither the Company nor any of its Subsidiaries is a party to or the subject of any pending or, to the Knowledge of the Company, threatened suit, action, investigation or Proceeding which involves a claim (i) against the Company or any of its Subsidiaries, of infringement, misappropriation, unauthorized use, or violation of any Intellectual Property Rights of any Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or Company Technology or (ii) contesting the right of the Company or any of its Subsidiaries to use, sell, exercise, license, transfer, dispose of or commercially exploit any Company Intellectual Property or Company Technology, or any products, processes or materials covered thereby in any manner. The Company has not received written notice of any such threatened claim.

(d)               To the Knowledge of the Company, no Person (including employees and former employees of the Company or any of its Subsidiaries) is infringing, violating, misappropriating or otherwise misusing any Company Intellectual Property or Company Technology, and neither the Company nor any of its Subsidiaries has made any such claims against any Person (including employees and former employees of the Company or any of its Subsidiaries).

(e)                All Company Intellectual Property and Company Technology developed by and/or for the Company or any Subsidiary was developed by (i) employees of the Company or a Subsidiary within the scope of their employment; or (ii) independent contractors who have entered into written agreements with the Company or a Subsidiary that assigned all right, title and interest in and to any Intellectual Property developed to the Company or a Subsidiary. No employee or independent contractor of the Company or any Subsidiary has entered into any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that restricts or limits in any way the scope of the Company Intellectual Property or requires the employee or independent contractor to transfer, assign or disclose information concerning the Company Intellectual Property to anyone other than the Company or a Subsidiary. No third party has any marketing rights with respect to or ownership interest in the Company Intellectual Property or has or has had access to the source code of the software developed by the Company or a Subsidiary. The Company or a Subsidiary exclusively owns and possesses the documentation and source code with respect to the software. Any software developed by the Company or a Subsidiary has not manifested any material operating problem which appears to be incapable of remediation in the ordinary course of business of the Company as currently conducted.

(f)                No Trade Secret or any other non-public, proprietary information material to the businesses of the Company or any of its Subsidiaries as presently conducted has been authorized to be disclosed or has been actually disclosed by the Company or any of its Subsidiaries to any employee or any third Person other than pursuant to a written confidentiality or written non-disclosure agreement restricting the disclosure and use of the Company Intellectual Property or Company Technology. The Company and its Subsidiaries have taken all reasonably necessary and appropriate steps to protect and preserve the confidentiality and value of all Trade Secrets and any other confidential information of the Company or its Subsidiaries. Each employee, consultant and independent contractor of the Company and each of its Subsidiaries, in each case with the exception of the Persons identified in Section 3.17(f) of the Company Disclosure Schedule, has entered into a written non-disclosure agreement and invention assignment agreement with the Company and/or its Subsidiaries in a form provided to Parent.

(g)               All necessary registration, maintenance, renewal and other relevant filing fees due through the date hereof in connection with issued or registered Company Intellectual Property owned by the Company or any of its Subsidiaries have been timely paid, and all necessary documents and certificates in connection with issued or registered Company

Intellectual Property owned by the Company or any of its Subsidiaries have been timely filed with the relevant patent, trademark, copyright or other relevant Governmental Authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such issued or registered Company Intellectual Property.

(h)               The Company and each Subsidiary has been using appropriate statutory notice of registration in connection with its use of registered material Marks, proper marking practices in connection with Patents, and appropriate statutory notice for all other Company Intellectual Property, including but not limited to compliance with attribution requirements for the use of computer software source code.

(i)                 Except as set forth on Section 3.17(i) of the Company Disclosure Schedule, the Company and each Subsidiary is in compliance in all material respects and, to the Knowledge of the Company, since January 1, 2011 has been in compliance in all material respects with all Laws, as well as its own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company or any Subsidiary.

(j)                 Except with respect to licenses of commercial off-the-shelf Software, and except pursuant to the Contracts listed in Section 3.15(a)(ii)(R) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to any Intellectual Property or Technology, or other third Person, with respect to the use thereof or in connection with the conduct of the businesses of the Company and its Subsidiaries as currently conducted.

(k)               Section 3.17(k) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Software that is (i) owned exclusively by the Company or any of its Subsidiaries, or (ii) used by the Company or its Subsidiaries in their respective businesses and not (A) exclusively owned by the Company or its Subsidiaries or (B) licensed under a shrink-wrap or click-through agreement on reasonable terms through commercial distributors or in consumer retail stores for a license fee of less than $50,000, in each case that is material to the operation of their respective businesses.

(l)                 The Company and its Subsidiaries own, lease or license all Software, hardware, databases, computer equipment and other information technology that are necessary for the operations of the Company’s and its Subsidiaries’ businesses.

(m)             The consummation of the Transactions will not result in the loss or impairment of the Surviving Corporation’s right to own or use any of the Company Intellectual Property or Company Technology.

(n)               Neither this Agreement nor any Transactions will result in the grant of any right or license with respect to any Company Intellectual Property or Company Technology to any third Person pursuant to any Contract to which the Company or any of its Subsidiaries is a party or by which any assets or properties of the Company or any of its Subsidiaries is bound.

3.18          Insurance.

(a)                Section 3.18 of the Company Disclosure Schedule sets forth a true, correct and complete list of all insurance policies (including policies providing property, casualty, liability, director & officer, and workers’ compensation coverage and bond and surety arrangements) with respect to which the Company or any of its Subsidiaries is a party, a named insured, or otherwise the beneficiary of coverage (the “Policies”), as well as the following information with respect to each Policy: (i) the name of the insurer, the name of the policyholder, and the name of each covered insured; (ii) the policy number and the period of coverage; and (iii) a description of any retroactive premium adjustments or other material loss-sharing arrangements.

(b)               There is no claim by the Company or any of its Subsidiaries or any other Person pending under any such policies and bonds as to which coverage has been questioned, denied or disputed.

(c)                All premiums due and payable thereon have been paid and the Company and its Subsidiaries have complied in all material respects with the provisions of the Policies. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the Policies. No notice of cancellation or termination has been received by the Company with respect to any of the Policies. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice from or on behalf of any insurance carrier issuing such Policies that there will be a non-renewal of such Policies or a material decrease in coverage or a material increase in deductible or self insurance retention.

(d)               Section 3.18(d) of the Company Disclosure Schedule sets forth a list of all claims made under the Policies, or under any other insurance policy, bond or agreement covering the Company or any of its Subsidiaries or their operations since January 1, 2012.

(e)                Since January 1, 2011, the Company and its Subsidiaries have maintained insurance policies with coverage and policy limits that are substantially similar to the coverage and policy limits provided by the Policies

3.19          Business Continuity.

None of the Software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by the Company and its Subsidiaries in the conduct of their businesses (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused or reasonably could be expected to cause any substantial disruption or interruption in or to the use of any such Systems by the Company or its Subsidiaries.

3.20          Customers, Suppliers and Sales Agents.

Section 3.20 of the Company Disclosure Schedule sets forth a list of the twenty (20) largest customers, the twenty (20) largest suppliers and the twenty (20) largest sales agents of the Company and its Subsidiaries, as measured by the dollar amount of purchases thereby, purchasers therefrom or commissions paid thereto, during each of the fiscal years ended December 31, 2010, 2011 and 2012 showing the total sales by the Company and its Subsidiaries to each such customer, the total purchases by the Company and its Subsidiaries from each such supplier, and the total commissions paid by the Company and its Subsidiaries to each such sales agent, during such period as well as any minimum purchase requirements of the Company for the 2013 fiscal year or thereafter. Except as set forth in Section 3.20 of the Company Disclosure Schedule, since the date of the Balance Sheet Date, (i) no customer, supplier or sales agent listed on such schedule for calendar year 2012 has terminated its relationship with the Company or its Subsidiaries or materially reduced or changed the pricing or other terms of its business with the Company or its Subsidiaries or indicated that it shall do any of the foregoing, (iii) neither the Company nor any of its Subsidiaries has any Knowledge that any customer, supplier or sales agent listed on such schedule for calendar year 2012 will terminate or materially reduce or change the pricing or other terms of its business with the company or its Subsidiaries, and (ii) no customer, supplier or sales agent listed on such schedule for calendar year 2012 has notified the Company or any of its Subsidiaries that it intends to terminate or materially reduce or change the pricing or other terms of its business with the Company or its Subsidiaries.

3.21          Restrictions on Business Activities.

There is no Contract, Order, or other instrument binding upon the Company or any of its Subsidiaries, or the current or former officers, managers or directors of the Company and any of its Subsidiaries which restricts or prohibits the Company or any of its Subsidiaries from competing with any other Person, from engaging in any business or from conducting activities in any geographic area, or which otherwise restricts or prohibits the conduct of the business of the Company and its Subsidiaries.

3.22          Warranty.

Each product or service, manufactured, sold, leased, or delivered by the Company and its Subsidiaries is and has been manufactured, sold, leased, or delivered in conformity with all applicable contractual commitments and all express and implied warranties, and except as set forth on Section 3.22 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liability (and there is no basis for any present or, to the Company’s Knowledge, future action, suit, Proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) for replacement or repair thereof or other damages, liability or obligations in connection therewith, in excess of the reserve for warranty claims set forth on the face of the Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries. Section 3.22 of the Company Disclosure Schedule includes copies of the standard terms and conditions of service, sale or lease for the Company and its Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions). No product or service sold, leased, or delivered by the Company or any of its Subsidiaries is subject to any material guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in Section 3.22 of the Company Disclosure Schedule, except for any guaranty, warranty or other indemnity that is imposed by law.

3.23          Product Liability.

Section 3.23 of the Company Disclosure Schedule sets forth an accurate, correct and complete list and summary description of all existing claims, duties, responsibilities, liabilities or obligations arising from or alleged to arise from any injury to person or property as a result of the ownership, possession or use of any product manufactured, distributed or sold by the Company, its Subsidiaries or their predecessors during the two years prior to the date hereof. Neither the Company nor any Subsidiary has any liability (and there is no reasonable basis for any present or future action, suit, Proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company or any subsidiary giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, processed, sold, distributed, or delivered by the Company, its Subsidiaries or any of their predecessors.

3.24          Indebtedness.

(a)                Except as set forth in Section 3.24 of the Company Disclosure Schedule, the Company and its Subsidiaries do not have any Indebtedness (whether asserted or, to the Company’s Knowledge, unasserted, accrued or unaccrued, absolute or contingent, liquidated or unliquidated, due or, to the Company’s Knowledge, to become due, known, or otherwise) and are not liable for any Indebtedness of any other Person.

(b)               Neither the Company nor any of its Subsidiaries has Guaranteed any Indebtedness, obligation or liability of any other Person.

(c)                There is no Person that has Guaranteed, or provided any financial accommodation of, any Indebtedness, obligation or liability of the Company or its Subsidiaries or for the benefit of the Company or such Subsidiaries for the periods covered by the Filed Company SEC Documents other than as set forth in the Filed Company SEC Documents.

3.25          Opinion of Financial Advisor.

The Board of Directors of the Company (including the Special Committee) has received the opinion of Stephens, Inc., dated February 28, 2013 (the “Fairness Opinion”), to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration to be received in the Merger by holders of the Company Common Stock is fair from a financial point of view to holders of such shares. A true, correct and complete copy of the Fairness Opinion has been delivered to Parent. The Company has been authorized by Stephens, Inc. to permit the inclusion of the Fairness Opinion and references thereto in the Proxy Statement.

3.26          Brokers and Other Advisors.

Except for Stephens, Inc., the fees and expenses of which will be paid by the Company, no broker, finder, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s, opinion, success, transaction fee, or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore delivered to Parent a true, correct and complete copy of the Company’s engagement letter with Stephens, Inc., which letter describes all fees payable to Stephens, Inc. in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of Stephens, Inc. (the “Engagement Letter”).

3.27          State Takeover Statutes.

No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under any state or federal Laws (with the exception of Section 203 of the DGCL) applicable to the Company is applicable to the Merger or the other Transactions. The action of the Board of Directors of the Company in approving this Agreement and the Transactions is sufficient to render inapplicable to this Agreement and the Transactions the restrictions on “business combinations” (as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL.

3.28          Ethical Business Practices.

None of the Company, any Subsidiary of the Company, nor any of their respective directors, and, to the Company’s Knowledge, none of the officers, agents or employees of the Company or any of its Subsidiaries has, on behalf of the Company or any of its Subsidiaries, (a) used any funds for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any payment in the nature of criminal bribery.

3.29          Capital Expenditures and Investments.

The Company has outstanding Contracts and a budget for capital expenditures and investments as set forth in Section 3.29 of the Company Disclosure Schedule which includes a schedule of all monies disbursed on account of capital expenditures and investments made by the Company since the Balance Sheet Date.

3.30          Affiliate Transactions.

Except as set forth in Section 3.30 of the Company Disclosure Schedule and except for a Person’s ownership of Company Common Stock or for customary compensation and benefits received in the Ordinary Course of Business and services provided as an employee, independent contractor or director of the Company or any of its Subsidiaries, or to the extent disclosed in the Company SEC Documents filed prior to the date of this Agreement, no director, officer, manager, partner or other Affiliate of the Company or any of its Subsidiaries, or any entity in which any such director, officer or other Affiliate owns, individually or in the aggregate, any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 5% of the stock of which is beneficially owned by any such Person): (a) receives any material benefit from any contract, arrangement or understanding with or relating to the business or operations of the Company or any of its Subsidiaries; (b) is a party to or receives any material benefit from any loan, arrangement, understanding, agreement or contract for or relating to Indebtedness of the Company or any of its Subsidiaries; (c) has any material interest in any property (real, personal or mixed), tangible or intangible, used, or currently intended to be used, in the business or operations of the Company or any of its Subsidiaries; (d) owns, directly or indirectly, any stock or other ownership interest or investment in any Person that is engaged in the business in which the Company is engaged as of the date hereof or as of the Closing Date or is a competitor, supplier, customer, lessor or lessee of the Company or any of its Subsidiaries; provided, however, that the foregoing representation shall be deemed not to be made as to the ownership of not more than 5% of the capital stock of any such Person that has securities registered pursuant to Section 13 or Section 15 of the Securities Exchange Act; (e) has any claim against or owes any amount to, or is owed any amount by, the Company or any of its Subsidiaries; (f) is a party to any Contract to which the Company or any of its Subsidiaries is a party or which otherwise benefits the business of the Company or any of its Subsidiaries; (g) has received from or furnished to the Company or any of its Subsidiaries any goods or services since December 31, 2012, or (h) is involved in any business relationship with the Company or any of its Subsidiaries.

3.31          Information Supplied.

Neither this Agreement, any agreement, attachment, schedule, exhibit, certificate or other document or instruments delivered pursuant to this Agreement or in connection with the transactions contemplated hereby (the “Ancillary Agreements”), nor any of the information included or incorporated by reference in the Proxy Statement or any Other Filings will, in the case of this Agreement or the Ancillary Agreements, on the date hereof and on the Closing Date, in the case of the Proxy Statement, on the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, on the date it is first mailed to the

Company’s stockholders or at the date it is first filed with the SEC (or at the time of any amendment or supplement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Other Filings that are filed by the Company will comply as to form in all material respects with the requirements of the Exchange Act. Parent and Merger Sub have been provided full and complete copies of all documents referred to on the Company Disclosure Schedule.

Article 4
Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company that, except as set forth in the Company Disclosure Schedule (provided, that, any information set forth in one Section of the Parent Disclosure Schedule will be deemed to apply to each other Section or subsection of this Agreement and the Parent Disclosure Schedule to the extent such disclosure is made in a manner to make its relevance to such other Section or subsection readily apparent) delivered by Parent and Merger Sub to the Company simultaneously with the execution of this Agreement (the “Parent Disclosure Schedule”):

4.1              Organization, Standing and Corporate Power.

Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.

4.2              Authority; Noncontravention.

(a)                Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective Boards of Directors (or similar governing body) and except for the consummation of the Transactions, including the Merger, and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)               Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the organizational and governing documents of Parent or Merger Sub or

(ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (x) conflict with or violate any Law or Order of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) conflict with or violate in any material respects, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination, modification or cancellation of or a right of termination, modification or cancellation under, accelerate the performance required by, or result in the creation of any Lien (other than Liens granted to Parent’s and Merger’s Sub lenders pursuant to the closing of the transactions contemplated under the Debt Commitment Letter) upon any of the respective properties or assets of, Parent or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

4.3              Approvals.

The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions do not and will not require any Consent, approval or other authorization of, or filing with or notification to, any Governmental Authority, other than: (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (b) compliance with any applicable requirements of the Exchange Act; (c) compliance with any applicable requirements of the Securities Act, (d)  the filing with the SEC of the Proxy Statement relating to the Company Stockholders Meeting, and the Other Filings; and (e) any filings required by, and any approvals required under, the rules and regulations of the Nasdaq OTC Bulletin Board; and (f) any other necessary Consents, approvals, franchises, licenses, orders, authorizations, registrations, declarations, filings, notices, applications, certifications, permits, waivers and exemptions, except, in this clause (f),, where the failure to obtain such other consents, approvals, authorizations or Permits, or to make such filings or notifications, had not had and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.4              Information Supplied.

The information furnished in writing to the Company by Parent and Merger Sub specifically for inclusion in the Proxy Statement or Other Filings will not, at the time the Proxy Statement is first mailed to the stockholders of the Company, at the time of the Company Stockholders Meeting or at the time filed with the SEC or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.5              Ownership and Operations of Merger Sub.

Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

4.6              Financing.

At or prior to the Closing, Parent will have immediately available funds to pay in cash the Merger Consideration in accordance with the terms of this Agreement. Attached hereto as Exhibit 4.6 is a true, correct and complete signed counterpart(s) of the commitment letter (the “Debt Commitment Letter”) dated as of the date hereof, providing for debt financing in respect of the Transactions.

4.7              Brokers and Other Advisors.

Except for Lincoln International LLC, the fees and expenses of which will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Article 5
Additional Covenants and Agreements

5.1              Preparation of the Proxy Statement; Stockholder Meeting.

(a)                The Company shall, as soon as practicable following the date of this Agreement, subject to Section 5.3 and Section 7.1, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Company Stockholders Meeting”) solely for the purpose of obtaining the Company Stockholder Approval. The Company Stockholders Meeting shall be held as promptly as practicable following the date of this Agreement and, in no event, later than thirty (30) days after the mailing of the Proxy Statement to the stockholders of the Company. The Company shall use its reasonable best efforts to ensure that all proxies solicited in connection with the Company Stockholders Meeting are solicited in compliance in all material respects with applicable Laws. Subject to Section 5.3, the Company shall, through its Board of Directors, recommend to its stockholders the adoption and approval of this Agreement and the Transactions, including the Merger (the “Company Board Recommendation”), and use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the Merger. Subject to Section 5.3, each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts to take all other action necessary or advisable to secure the Company Stockholder Approval. The Proxy Statement shall include a copy of the Fairness Opinion and (subject to Section 5.3) the Company Board Recommendation. Without limiting the generality of the foregoing, but subject to Section 7.1(d)(ii), the Company’s obligations pursuant to the first sentence of this Section 5.1(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the occurrence of a Company Adverse Recommendation Change.

(b)               In connection with the Company Stockholders Meeting, the Company will (i) as promptly as reasonably practicable after the date of this Agreement, but in no event later than fifteen (15) days following the date of this Agreement, subject to Section 5.3, prepare and file with the SEC the Proxy Statement and the Other Filings, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will provide copies of such comments to Parent promptly upon receipt, (iii) as promptly as reasonably practicable prepare and file (after Parent has had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) use all reasonable efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as reasonably practicable, the Proxy Statement and all other customary proxy or other materials for meetings such as the Company Stockholders Meeting, (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company stockholders (in the case of the Proxy Statement) any supplement or amendment to the Proxy Statement if any event shall occur which requires such action at any time prior to the Company Stockholders Meeting, and (vi) otherwise use all reasonable efforts to comply with all requirements of Law applicable to the Company Stockholders Meeting and the Merger. Parent and Merger Sub shall reasonably cooperate with the Company in connection with the preparation and filing of the Proxy Statement, including promptly furnishing the Company upon request with any and all information as may be required to be set forth in the Proxy Statement under the Exchange Act. The Company will provide Parent a reasonable opportunity to review and comment upon the Proxy Statement and/or the Other Filings, or any amendments or supplements thereto, prior to filing the same with the SEC, and shall discuss with Parent and include such comments reasonably proposed by Parent.

(c)                Subject to Section 5.3(c), in connection with the filing of the Proxy Statement, the Company, Parent and Merger Sub will reasonably cooperate to (i) concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC the Other Filings and furnish to each other all information concerning such party as may be reasonably requested in connection with the preparation of the Other Filings, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will consult with each other prior to providing such response, (iii) as promptly as reasonably practicable after consulting with each other, prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) have cleared by the SEC the Other Filings, and (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company stockholders any supplement or amendment to any of the Other Filings if any event shall occur which requires such action at any time prior to the Company Stockholders Meeting. If, at any time prior to the Effective Time, any information relating to the Company, Parent or Merger Sub or any of their respective Affiliates should be discovered by the Company, Parent, or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, as applicable, so that the Proxy Statement or the Other Filings, as applicable, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties and, to the extent required by applicable Law, the Company, Parent, or Merger Sub, as the case may be, shall file with the SEC all necessary documents that such party is responsible for filing to comply with the Exchange Act and shall disseminate an appropriate amendment thereof or supplement thereto describing such information to the Company’s stockholders.

5.2              Conduct of Business.

Except as expressly permitted or required by this Agreement, expressly permitted (in writing) by Parent in its sole and absolute discretion, as expressly required by applicable Law, or as set forth in Section 5.2 of the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, or the date, if any, on which this Agreement is terminated pursuant to Article 7, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and in compliance in all material respects with applicable Laws and the requirements in all material respect of each Material Contract, use commercially reasonable efforts to maintain and preserve intact in all material respects its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, in each case, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as expressly permitted or required by this Agreement, expressly permitted (in writing) by Parent in its sole and absolute discretion, as expressly required by applicable Law, or as set forth in Section 5.2 of the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, or the date, if any, on which this Agreement is terminated pursuant to Article 7, the Company shall not, and shall not permit any of its Subsidiaries to:

(a)                (i) issue (or propose to issue), deliver, hypothecate, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or Equity Interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or Equity Interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or Equity Interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or Equity Interests; provided that the Company may issue shares of Company Common Stock upon the exercise of Options granted under the Company Stock Plans that are outstanding on the date of this Agreement and may terminate any Options that will not result in the payment of any Option Consideration at or after the Effective Time;

(b)               (i) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or Equity Interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or Equity Interests; (ii) declare, set aside for payment or pay any dividends on, or make any other distributions in respect of, any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such (other than dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent); (iii) adjust, split, combine, subdivide or reclassify any shares of its capital stock or authorize the issuance of any of its capital stock; or (iv) except as required by the terms of this Agreement, amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Company Stock Plans or any agreement evidencing any outstanding stock option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract;

(c)                incur or assume any Indebtedness or guarantee any Indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, other than (i) in the Ordinary Course of Business, including any borrowings under the existing credit facilities of the Company and its Subsidiaries to fund working capital needs, and (ii) borrowings from the Company by a direct or indirect wholly owned Subsidiary of the Company in the Ordinary Course of Business;

(d)               sell, transfer, license, lease, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including securities of Subsidiaries) to any Person, except in the Ordinary Course of Business;

(e)                make any capital expenditure or expenditures which (i) involves the purchase of real property or (ii) is in excess of $50,000 individually or $100,000 in the aggregate;

(f)                acquire by merging or consolidating with, or by purchasing all of or a substantial Equity Interest in or assets of, or by any other manner, any Person or division, business or Equity Interest of any Person or;

(g)               make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the Ordinary Course of Business) to, any Person other than a direct or indirect wholly owned Subsidiary of the Company;

(h)               (i) enter into, terminate or amend any Material Contract (unless any such Material Contract terminates pursuant to the terms therein or is extended on substantially similar terms), (ii) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any existing or future Subsidiary or Affiliate of the Company, from engaging in any line of business or in any geographic area, or (iii) amend or modify the Engagement Letter;

(i)                 increase the compensation or benefits of any of its directors, officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change of control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate, other than (i) as required by Law or the terms of the agreements set forth in Section 5.2(i) of the Company Disclosure Schedule and (ii) increases in salaries, wages and benefits of employees (other than officers) made in the Ordinary Course of Business and in amounts and in a manner consistent with past practice;

(j)                 make, revoke or change any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling, or waive or extend the statute of limitations in respect of any Tax (other than pursuant to extensions of time to file Tax Returns in the Ordinary Course of Business);

(k)               make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law or the Company’s auditors;

(l)                 amend the Company Charter Documents or the Subsidiary Documents, except in connection with the Transactions;

(m)             authorize, recommend, propose, or announce an intention to adopt, or adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than the Transactions, including the Merger, and the transactions exclusively between wholly owned Subsidiaries of the Company, as permitted hereunder in accordance with the terms herein, or as required by any applicable Laws);

(n)               pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in accordance with their terms of liabilities, claims or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred since the date of such financial statements in the Ordinary Course of Business;

(o)               issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) or customers without the prior approval of Parent, except for communications in the Ordinary Course of Business that do not relate to the Transactions;

(p)               settle or compromise any litigation, Proceeding or investigation material to the Company and its Subsidiaries taken as a whole (this covenant being in addition to the Company’s agreement set forth in Section 5.9); or

(q)               agree, in writing or otherwise, to take any of the foregoing actions.

5.3              No Solicitation by the Company; Etc.

(a)                The Company shall, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal, and request, in writing, the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by the Company, its Subsidiaries or Representatives. The Company shall not, and shall cause its Subsidiaries and their respective Representatives not to, directly or indirectly (i) solicit, initiate, willfully or intentionally cause, willfully or intentionally facilitate or willfully or intentionally encourage (including by way of furnishing information) any inquiries, proposals, offers or other efforts or attempts that constitute, or may reasonably be expected to lead to, any Takeover Proposal, (ii) participate in any discussions or negotiations with, or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, discussions or negotiations with, any third party regarding, or may reasonably be expected to lead to, any Takeover Proposal or (iii) enter into any agreement related to any Takeover Proposal; provided, however, that if after the date hereof the Board of Directors of the Company receives an unsolicited, bona fide written Takeover Proposal made after the date hereof in circumstances not involving a breach of this Agreement or any standstill agreement, and the Board of Directors of the Company (upon receipt of a recommendation by the Special Committee) reasonably determines in good faith that such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and with respect to which such Board determines in good faith, after consulting with and receiving the advice of outside counsel and its independent financial advisors, that the taking of such action is necessary in order for such Board to comply with its fiduciary duties to the Company’s stockholders under Delaware law, then the Company may, at any time prior to obtaining the Company Stockholder Approval (but in no event after obtaining the Company Stockholder Approval) and after providing Parent not less than twenty four (24) hours written notice of its intention to take such actions (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal, but only after such Person enters into a customary confidentiality agreement with the Company (which confidentiality agreement must be no less favorable to the Company (i.e., no less restrictive with respect to the conduct of such Person) than the Confidentiality Agreement), provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and (2) the Company advises Parent of all such non-public information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person the Company delivers to Parent all such information not previously provided to Parent, and (B) participate in discussions and negotiations with such Person or its representatives regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company’s Subsidiaries or Representatives shall be deemed to be a breach of this Section 5.3 by the Company. The Company shall provide Parent with a true, correct and complete copy of any confidentiality agreement entered into pursuant to this Section 5.3 within twenty four (24) hours of the execution thereof.

(b)               In addition to the other obligations of the Company set forth in this Section 5.3, the Company shall promptly advise Parent, orally and in writing, and in no event later than twenty four (24) hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives in respect of any Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from, provided to, or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall provide Parent with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(c)                Except as expressly permitted by this Section 5.3(c), neither the Board of Directors of the Company nor any committee thereof (including the Special Committee) shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation or the approval or declaration of advisability by such Board of Directors of this Agreement and the Transactions (including the Merger) or (B) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), (ii) authorize, cause, permit, approve or recommend, or propose publicly to authorize, cause, permit, approve or recommend, or cause or authorize the Company or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, or option, merger, acquisition, purchase, joint venture or other similar agreement related to any Takeover Proposal (other than a confidentiality agreement in accordance with Section 5.3(a)) (each, a “Company Acquisition Agreement”), or (iii) except as contemplated by this Agreement, take any action which would allow any Person other than Parent or Merger Sub to acquire beneficial ownership of 20% or more of the shares of Company Common Stock. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company (acting upon receipt of a recommendation by the Special Committee) may, so long as it is in compliance with this Section 5.3, withdraw or modify the Company Board Recommendation in response to a Superior Proposal, approve or recommend a Takeover Proposal, enter into a Company Acquisition Agreement, or take the actions in clause (iii) of the preceding sentence if such Board determines in good faith, after consulting with, and receiving advice from, outside counsel and its independent financial advisor, that the failure to make such withdrawal, approval, modification or recommendation, or take such action, would constitute a breach by the Board of Directors of the Company of its fiduciary duties to the Company’s stockholders under Delaware law; provided, however, that no Company Adverse Recommendation Change may be made in response to a Superior Proposal, no Takeover Proposal shall be approved or recommended, and no Company Acquisition Agreement shall be entered into, until after the fifth (5th) Business Day following Parent’s receipt of written notice from the Company (a “Company Adverse Recommendation Notice”) advising Parent that the Board of Directors of the Company intends to make such Company Adverse Recommendation Notice and specifying the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal and delivering the documents and information required to be delivered pursuant to Section 5.3(b) (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new Company Adverse Recommendation Notice and a new five (5) Business Day period) and during such five (5) Business Day period (and any applicable extension thereto), upon Parent’s election to propose any adjustment, modification or amendment to the terms and conditions hereof, the Company shall negotiate, and shall make its financial and legal advisors available to negotiate, in good faith with Parent such adjustments, modifications or amendments. In determining whether to make a Company Adverse Recommendation Change in response to a Superior Proposal, approve a Takeover Proposal, or enter into a Company Acquisition Agreement, the Board of Directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent (in response to a Company Adverse Recommendation Notice or otherwise) in determining whether such third party Takeover Proposal still constitutes a Superior Proposal. At any time prior to obtaining the Company Stockholder Approval and after following the procedures set forth in this Section 5.3(c), the Board of Directors of the Company may, in response to a Superior Proposal that did not result from a breach of this Section 5.3, cause the Company to terminate this Agreement pursuant to Section 7.1(d)(ii) if the Board of Directors of the Company shall have determined in good faith, after consultation with its independent financial advisors and its outside counsel, that such third Party Takeover Proposal remains a Superior Proposal after giving effect to all of the adjustments, modifications and amendment hereof that have been offered by Parent pursuant to this Section 5.3(c); provided, however, that the Company shall pay to Parent the Company Termination Fee as provided in Section 7.3 concurrent with such termination.

(d)               Nothing in this Section 5.3 shall prohibit the Board of Directors of the Company (acting upon receipt of a recommendation by the Special Committee) from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act if such Board (acting upon receipt of a recommendation by the Special Committee) determines in good faith, after consultation with outside counsel, that failure to so disclose such position would constitute a violation of applicable Law; provided, however, that in no event shall the Company or its Board of Directors (acting upon receipt of a recommendation by the Special Committee) or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.3(c).

5.4              Reasonable Best Efforts.

(a)                Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Laws), and (ii) obtain the approvals, consents, registrations, Permits, authorizations, Liens releases, and other confirmations set forth on Section 5.4(a) of the Company Disclosure Schedule from the Governmental Authority or third party set forth thereon (such approvals, consents, registrations, Permits, authorizations and confirmations, collectively, the “Required Consents”). Each of the parties shall provide the other parties with copies of all filings made by such party with any Governmental Authority and, upon request, any other information supplied by such party to a Governmental Authority in connection with this Agreement and the Transactions. Without limiting the generality of the undertakings pursuant to this Section 5.4, the Company shall use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (y) if any state takeover statute or similar Law becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions. Subject to appropriate confidentiality protections, each party hereto shall furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Notwithstanding anything in this Agreement to the contrary, in no event shall Parent or Merger Sub be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture, to accept any operational restriction, or take any other action that, in the reasonable judgment of Parent, could be expected to (1) limit the right of Parent to own or operate all or any portion of the Company’s business or of Parent to own or operate any portion of their existing businesses or assets, or (2) require Parent or any of Parent’s Subsidiaries to license any of their Intellectual Property Rights or to modify any existing license of their Intellectual Property Rights. In regard to any Governmental Authority, neither the Company nor its Subsidiaries shall, without Parent’s prior written consent in Parent’s sole discretion, discuss or commit to any divestiture transaction, or discuss or commit to alter any of their businesses or commercial practices in any way, or otherwise take or commit to take any action that limits Parent’s freedom of action with respect to, or Parent’s ability to retain any of the businesses, product or service lines or assets of, the Company or otherwise receive the full benefits of this Agreement.

(b)               The Company shall use its reasonable best efforts to seek and obtain all required prior consents from all applicable Governmental Authorities to the indirect transfer of control of the Company’s Permits (including Environmental Permits), and Parent shall cooperate with the Company in providing information regarding Parent that is reasonably required for the Company to obtain such consent. Without limiting the foregoing, during the period between the date of this Agreement and the Effective Time, the Company shall cooperate with Parent and assist Parent in identifying the Environmental Permits required by Parent to operate the Company’s business from and after the Effective Time and shall use reasonable best efforts to either transfer existing Environmental Permits of the Company, where permissible, or obtain new Environmental Permits for Parent. Such cooperation and assistance shall include, but is not limited to, the Company’s or its agents’ attendance at public hearings and, to the extent necessary, the use of the knowledge, expertise and information of the Company and its agents, experts and employees.

5.5              Public Announcements.

The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably and mutually agreed upon by Parent and the Company. Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or by any applicable listing agreement with a national securities exchange or Nasdaq OTC as determined in the good faith judgment of the party proposing to make such release (in which case, to the extent practicable, such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party).

5.6              Access to Information; Confidentiality.

(a)                Subject to applicable Laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and Parent’s representatives, and Parent’s financing sources, reasonable access during normal business hours to all of the Company’s and its Subsidiaries’ properties, books, Contracts, commitments, records, financial information, and correspondence (in each case, whether in physical or electronic form, and including all material environmentally related audits, studies, reports, analyses, and results of investigations performed with respect to the currently or previously owned, leased or operated properties of the Company or any of its Subsidiaries), officers, employees, accountants, counsel, financial advisors and other Representatives and the Company shall furnish promptly to Parent (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of Federal or state securities Laws and a copy of any communication (including “comment letters”) received by the Company from the SEC concerning compliance with securities Laws and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request. Except for disclosures permitted by the terms of the Confidentiality Agreement, dated as of April 16, 2012, between the Company and Comvest Investment Partners Holdings, LLC (as it may be amended from time to time, the “Confidentiality Agreement”), Parent shall hold information received from the Company pursuant to this Section 5.6 in confidence in accordance with the terms of the Confidentiality Agreement as if Parent were a party to the Confidentiality Agreement. The Company shall permit Parent and Parent’s environmental consultant, to conduct such investigations (including investigations known as “Phase I” environmental site assessments and compliance audits, and, if recommended by a Phase I environmental site assessment, Phase II environmental site assessments) of the environmental conditions of any real property owned, operated or leased by or for the Company or any of its Subsidiaries and the operations conducted thereat (subject to any limitations contained in valid, previously executed leases). Any such environmental investigations shall be conducted by a qualified environmental consulting firm, possessing reasonable levels of insurance, in compliance with applicable Laws and in a manner that minimizes the disruption of the operations of the Company and its Subsidiaries. No investigation, or information received, pursuant to this Section 5.6 will modify any of the representations and warranties of the parties hereto.

(b)               In order to assist with closing any financing under the Debt Commitment Letter, the Company shall, and the Company shall cause its Subsidiaries to, provide such assistance and cooperation as Parent and its Affiliates may reasonably request, including (i) making senior management of the Company and its Subsidiaries reasonably available to Parent’s lender, and (ii) cooperating with Parent’s lenders and their advisors in performing their due diligence.

5.7              Notification of Certain Matters.

The Company shall give prompt written notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (b) any actions, suits, claims, investigations or Proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-

occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (i) that is qualified as to materiality or a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, to be untrue and (ii) that is not so qualified to be untrue in any material respects, and (d) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not (A) cure any breach of, or non-compliance with, any other provision of this Agreement or (B) limit the remedies available to the party receiving such notice.

5.8              Indemnification and Insurance.

(a)                For six (6) years after the Effective Time, the Surviving Corporation shall indemnify the individuals who at or prior to the Effective Time were directors or officers of the Company (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent (a) required by the Company Charter Documents (including employees to the extent indemnified thereunder) as in effect on the date of this Agreement and (b) permitted under applicable Law (including employees to the extent indemnified thereto). An Indemnitee shall notify the Surviving Corporation in writing promptly upon learning of any claim, action, suit, Proceeding, investigation or other matter in respect of which such indemnification may be sought. In the event of any such claim, action, suit, Proceeding or investigation, (i) each Indemnitee will be entitled to advancement of reasonable expenses incurred in the defense of any claim, action, suit, Proceeding or investigation from the Surviving Corporation within ten (10) Business Days of receipt by the Surviving Corporation from the Indemnitee of a reasonably detailed request therefor; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification, and (ii) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Proceeding or threatened action, suit, Proceeding, investigation or claim (and in which indemnification could be sought by such Indemnitee hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such action, suit, Proceeding, investigation or claim or such Indemnitee otherwise consents. Notwithstanding anything to the contrary, in no event shall the Surviving Corporation be liable for any settlement or compromise effected without its written consent. Each of the Surviving Corporation and the Indemnitees shall cooperate in the defense of any claim, action, suit, Proceeding or investigation and shall furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery Proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(b)               The indemnification agreements, if any, in existence (and as may be amended prior to the Closing upon approval (in writing) by Parent) on the date of this Agreement with any of the directors, officers or employees of the Company shall continue in full force and effect in accordance with their terms following the Effective Time.

(c)                Prior to the Closing, Parent shall purchase for the benefit of the Company’s directors and officers, as of the date of this Agreement and as of the Effective Time, an insurance and indemnification tail policy that provides coverage for a period of six (6) years from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Policy”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy (true and complete copies which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent shall not be required to purchase the D&O Tail Policy if such policy exceeds 300% of the last annual premium paid prior to the date of this Agreement (such aggregate amount, the “Base Premium”); provided, further, that if such insurance coverage can only be obtained at an annual premium in excess of the Base Premium, Parent shall purchase the most advantageous policy of directors’ and officers’ insurance obtainable for a total annual premium equal to the Base Premium. Parent shall cause the Surviving Corporation to maintain such policy in full force and effect and continue to honor the obligations thereunder.

5.9              Securityholder Litigation.

The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Transactions, and no such settlement shall be agreed to without Parent’s prior consent, which consent shall not be unreasonably withheld or delayed.

5.10          Fees and Expenses.

Except as provided in Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

5.11          Certain Employee-Related Matters.

(a)                From and after the Closing Date, Parent shall, and shall cause the Company to, honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities to or in respect of each of the employees of the Company (in each case, as determined as of the Closing Date) (collectively, the “Company Employees”) arising under the terms of each Company Plan (not terminated in connection with the Transactions).

(b)               Notwithstanding the foregoing, no provision of this Section 5.11 or any other provision of this Agreement, whether express or implied, shall (i) constitute or create an employment agreement with any Company Employee, (ii) be treated as an amendment or other modification of any Company Plan, or (iii) limit the right of Parent or the Company to amend, terminate or otherwise modify, or to cause the Company to amend, terminate or otherwise modify, any Company Plan following the Closing Date.

(c)                The parties hereto acknowledge and agree that all provisions contained in this Section 5.11 with respect to Company Employees are included for the sole benefit of the parties hereto, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including any Company Employees, former Company Employees, any participant in any Company Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with the Company, Parent or any of their respective Affiliates.

5.12          Indebtedness and Company Transaction Expenses.

(a)                As of the date of this Agreement and on the Closing Date (immediately prior to the Closing) and at the Effective Time, the Company and its Subsidiaries, taken as a whole, shall not have (i) Indebtedness (in the aggregate) in excess of $22,000,000 and (ii) Funded Indebtedness (in the aggregate) in excess of $15,000,000, in each case including the amount of any payments and penalties due or that will become due on such Indebtedness.

(b)               During the period from the date of this Agreement until the Effective Time, the Company shall not have Company Transaction Expenses (in the aggregate) in excess of $5,000,000.

5.13          Termination of Certain Agreements.

Prior to the Closing, the Company shall and shall cause its Subsidiaries to terminate the Contracts set forth in Section 5.13 of the Company Disclosure Schedule, the Agent/Employee Obligations, and the Credit Facility with such agreements being of no further force or effect, notwithstanding any terms therein to the contrary and without any post-Closing payments by the Company, Parent or Merger Sub or resulting obligations or liabilities of the Company, Parent or Merger Sub.

5.14          Financing.

Prior to the Closing, the Company shall and shall cause its Subsidiaries and its and their respective officers, directors, employees and representatives to use commercially reasonable efforts to provide such cooperation as may reasonably be requested by Parent in connection with the arrangement of any financing to be consummated prior to or contemporaneously with the Closing in respect of the Transactions, including with respect to (i) obtaining any refinancing or replacement of any existing, or the arrangement of any new, facility for Indebtedness of the Company, (ii) entering into customary agreements, documents and instruments in connection with the debt financing, (iii) participating in meetings, due diligence sessions and road shows, (iv) assisting in preparing offering memoranda, rating agency presentations, private placement memoranda, prospectuses and similar documents, (v) using commercially reasonable efforts to obtain comfort letters of accountants and legal opinions, and (vi) otherwise providing available documents and information relating to the Company, in the case of each of clauses (i) through (vi), as may be reasonably requested by Parent; provided, that the actions contemplated in the foregoing clauses (i) through (vi) do not (A) unreasonably interfere with the ongoing operations of the Company, or (B) involve any binding commitment by the Company which commitment is not conditioned on the Closing and does not terminate without liability to the Company upon the termination of this Agreement.

5.15          Exchange and Rollover.

(a)                Immediately prior to the Effective Time, each issued and outstanding Share set forth in Section 5.15(a) of the Company Disclosure Schedule (the “Rollover Shares”) shall be contributed by Harry Wachtel and Mark Weiss to Parent in exchange solely for the number of validly issued equity interests of Parent set forth in, and in accordance with, the

Exchange and Rollover Agreement, and such Rollover Shares shall be cancelled at the Effective Time in accordance with Section 2.1(c). As of the Effective Time, all such Rollover Shares when so cancelled, shall no longer be issued and outstanding and shall automatically cease to exist, and each holder of a certificate representing any such Rollover Shares shall cease to have any rights with respect thereto, except the right to receive the equity interests of Parent as set forth in this Section 5.15.

(b)               At or immediately before the Effective Time, Michael P. Williams shall forego a portion of the Option Consideration, and/or the change of control payment, payable to him and shall receive a number of Class A Profits Interest Units of Parent issued pursuant to the Parent’s 2013 Executive Unit Plan for services to be provided to or for the benefit of Parent (or its Subsidiaries) set forth in, and in accordance with, the Exchange and Rollover Agreement.

Article 6
Conditions Precedent

6.1              Conditions to Each Party’s Obligation to Effect the Merger.

The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)                Company Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company Charter Documents;

(b)               No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Authority or other Law, rule, legal restraint or prohibition (collectively “Restraints”) shall be in effect preventing, restraining or rendering illegal the consummation of the Merger.

6.2              Conditions to Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)                Representations and Warranties. The representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except for where the failure of any such representations and warranties to be true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect (other than the representations and warranties contained in Section 3.1(a) and (b) (Organization, Standing and Corporate Power), Section 3.2 (Capitalization) (other than any changes in the number of issued and outstanding shares of Company Common Stock that would result in the payment hereunder of less than $100,000 of Merger Consideration in the aggregate, or would not cause a breach of this Agreement), Section

3.3 (Authority, Noncontravention; Voting Requirements), Section 3.19 (Brokers and Other Advisors) and Section 3.20 (State Takeover Statutes), which representations and warranties shall be true and correct in all material respects), and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b)               Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations (other than the obligations under Section 5.12, which shall be performed in all respects) required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c)                Required Consents. The Required Consents shall have been obtained, in form and substance reasonably satisfactory to Parent.

(d)               Company Material Adverse Effect. There shall not be any Company Material Adverse Effect.

(e)                Resignations. Parent shall have received written resignation letters from each of the members of the Board of Directors of the Company effective as of the Effective Time.

(f)                Dissenting Shares. The aggregate amount of all shares of Company Common Stock that are eligible to become Dissenting Shares shall be less than five percent (5%) of the Company Common Stock outstanding as of immediately prior to the Closing.

(g)               Funds Flow Agreement. The Company shall have executed and delivered a Funds Flow Agreement by and among the Company, Parent and Merger Sub (the “Funds Flow Agreement”).

(h)               Exchange and Rollover Agreement. The transactions contemplated under Exchange and Rollover Agreement shall have closed simultaneously with the Closing of the Transactions.

6.3              Conditions to Obligations of the Company.

The obligations of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)                Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect, shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except for where the failure of any such representations and warranties to be true and correct would not, individually or in the aggregate, have a Parent Material Adverse Effect (other than the representations and warranties contained in Section 4.1(a) (Organization, Standing and Corporate Power), Section 4.2 (Authority; Noncontravention), and Section 4.7 (Brokers and Other Advisors), which representations and warranties shall be true and correct in all material respects), and the Company shall have received a certificate signed on behalf of Parent by an executive officer and of Parent to such effect.

(b)               Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(c)                Funds Flow Agreement. Parent and Merger Sub shall have executed and delivered a Funds Flow Agreement, whereby the Parent and Merger Sub delivered (i) (A) the payment of the Indebtedness as set forth in the Funds Flow Agreement, (B) the payment of the Company Transaction Expenses as set forth in the Funds Flow Agreement, and (C) the Aggregate Merger Consideration to the Paying Agent, in each case pursuant to and in accordance with the wire instructions set forth in the Funds Flow Agreement, and (ii) the Rollover Shares to Harry Wachtel and Mark Weiss and the Class A Profits Interest Units to Michael P. Williams pursuant to and in accordance with the Exchange and Rollover Agreement.

Article 7
Termination

7.1              Termination.

This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a)                by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors (or similar governing body); or

(b)               by either the Company or Parent:

(i)                 if the Merger shall not have been consummated on or before the date that is one hundred eighty (180) days after the date hereof (the “Walk-Away Date”), provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party (A) if the failure of the Merger to have been consummated on or before the Walk-Away Date was primarily due to a material breach of this Agreement by such party or the failure of such party to perform in any material respects any of its obligations under this Agreement, or (B) if the applicable Walk-Away Date occurs less than three (3) business days following the satisfaction or waiver of all conditions to Closing pursuant to Sections 6.1, 6.2 and 6.3;

(ii)               if any Restraint having the effect set forth in Section 6.1(b) is in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if such Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(iii)             if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on a proposal to approve this Agreement is taken; provided, however, that the right of the Company to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to it if it has failed to comply in all material respects with its obligations under Section 5.1 or 5.3; or

(c)                by Parent:

(i)                 if the Company shall have breached or failed to perform in any material respects any of its covenants or agreements set forth in this Agreement or if any of the representations or warranties of the Company set forth in this Agreement shall fail to be materially true, which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) is incapable of being cured, or, if curable, is not cured, by the Company within thirty (30) calendar days following receipt of written notice from Parent of such breach or failure; or

(ii)               if a Company Material Adverse Effect shall have occurred, which (A) would give rise to the failure of a condition set forth in Section 6.2(d) and (B) is incapable of being cured, or, if curable, is not cured, by the Company within thirty (30) calendar days following receipt of written notice from Parent of such Company Material Adverse Effect; or

(iii)             if (A) a Company Adverse Recommendation Change shall have occurred or (B) the Board of Directors of the Company or any committee thereof shall have failed to publicly reconfirm the Company Board Recommendation at least five (5) days prior to Company Stockholder Meeting after receipt of a written request from Parent that it do so if such request is made following the making by any Person of a publicly announced Takeover Proposal; or

(iv)             if there are any actions, lawsuits, litigations, arbitrations, or claims against the Company or any of its Subsidiaries that (A) are not related to the Merger or the Company’s business operations, (B) are materially adverse to the Company and its Subsidiaries, taken as a whole, and (C) are not resolved on or before the earlier of (1) sixty (60) days of the commencement of such action, lawsuit, litigation, arbitration, or claim or (2) the Walk-Away Date.

(d)               by the Company:

(i)                 if Parent or Merger Sub shall have breached or failed to perform in any material respects any of its covenants or agreements set forth in this Agreement or if any of the representations or warranties of Parent or Merger Sub set forth in this Agreement shall fail to be materially true, which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) is incapable of being cured, or, if curable, is not cured, by Parent within thirty (30) calendar days following receipt of written notice from the Company of such breach or failure;

(ii)               subject to compliance with Section 5.3, if the Company enters into a definitive Company Acquisition Agreement providing for a Superior Proposal and, in accordance with Section 7.3(b), the Company concurrently pays to Parent the Company Termination Fee.

7.2              Effect of Termination.

In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of the Confidentiality Agreement, the Limited Guaranty, Sections 5.5, 5.9, 5.10, 7.2 and 7.3, and Article 8, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except (i) Parent, Merger Sub or the Company may have liability as provided in this Section 7.2 and Section 7.3, which in the event such payment is due shall be the sole and exclusive remedy of Parent, Merger Sub or the Company, as the case may be, and (ii) nothing shall relieve any party from liability for fraud in connection with, or any willful breach of, this Agreement.

7.3              Termination Fees.

(a)                In the event that:

(i)                 (A) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) and (B) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Takeover Proposal within two hundred seventy (270) days following date this Agreement is terminated;

(ii)               (A) a Takeover Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make a Takeover Proposal and thereafter, (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iii), and (C) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any such Takeover Proposal within two hundred seventy (270) days following date this Agreement is terminated;

(iii)             this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) or Section 7.1(c)(ii) and the Company’s breach triggering such termination shall have been a willful breach of, or willful failure to comply with, the Company’s obligations under Section 5.1 or Section 5.3;

(iv)             (A) a Takeover Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make a Takeover Proposal and thereafter, (B) this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) or Section 7.1(c)(ii) in circumstances not covered by Section 7.3(a)(iii), and the Company’s breach or failure triggering such termination shall have been willful, and (C) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any such Takeover Proposal within two hundred seventy (270) days following date this Agreement is terminated;

(v)               this Agreement is terminated by Parent pursuant to Section 7.1(c)(iii); or

(vi)             this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii),

then in any such event under clause (i), (ii), (iii), (iv), (v), or (vi) of this Section 7.3(a), the Company shall pay to Parent, in cash, a termination fee equal to $1,500,000 (the “Company Termination Fee”) and, other than pursuant to Section 7.4, shall have no further liability with respect to this Agreement or the Transactions to Parent and Merger Sub. In the event Parent or Merger Sub successfully enforces its rights and remedies set forth in this Article 7, Parent and Merger Sub shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company or to enforce specifically the terms and provisions of this Agreement pursuant to Section 8.8 and Parent’s and Merger Sub’s sole and exclusive remedy with respect to such breaches shall be the remedies set forth in this Article 7.

(b)               Any payment required to be made pursuant to (i) clause (i), (ii) or (iv) of Section 7.3(a) shall be made to Parent promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by a Takeover Proposal (and in any event not later than two (2) Business Days after delivery to the Company of notice of demand for payment), (ii) clause (v) of Section 7.3(a) shall be made to Parent promptly following termination of this Agreement by Parent pursuant to Section 7.1(c)(iii) (and in any event not later than two (2) Business Days after delivery to the Company of notice of demand for payment), (iii) clause (iii) of Section 7.3(a) shall be made to Parent promptly following termination of this Agreement by Parent pursuant to Section 7.1(c)(i) in the circumstances described in Section 7.3(a)(iii) (and in any event not later than two (2) Business Days after delivery to the Company of notice of demand for payment); and (iv) clause (vi) of Section 7.3(a) shall be made by the Company concurrently with, and as a condition precedent to, the termination of this Agreement by the Company pursuant to Section 7.1(d)(ii). All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent.

(c)                In the event that this Agreement is terminated by the Company pursuant to Section 7.1(d)(i), Parent and Merger Sub shall pay to the Company, in cash, a termination fee equal to $1,500,000, and shall have no further liability with respect to this Agreement or the Transactions to the Company. Such payments shall be made to the Company promptly following termination of this Agreement by the Company pursuant Section 7.1(d)(i) (and in any event not later than two (2) Business Days after delivery to Parent or Merger Sub of notice of demand for payment). All such payments shall be made by wire transfer of immediately available funds to an account to be designated by the Company. In the event the Company successfully enforces its rights and remedies set forth in this Article 7, the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or to enforce specifically the terms and provisions of this Agreement pursuant to Section 8.8 and the Company’s sole and exclusive remedy with respect to such breaches shall be the remedies set forth in this Article 7.

(d)               The parties acknowledge that the fees and the other provisions of this Section 7.3 are an integral part of the Transactions and that, without these agreements, the parties would not enter into this Agreement.

7.4              Expenses Upon Termination.

If this Agreement is terminated pursuant to and in accordance with Section 7.1(b)(i), Section 7.1(b)(ii) (and the Company’s breach triggering such termination shall have been willful), Section 7.1(b)(iii), Section 7.1(c)(i), Section 7.1(c)(ii), Section 7.1(c)(iii), or Section 7.1(d)(ii), the Company shall pay to Parent, within two (2) Business Days after the date of termination all reasonable out-of-pocket fees, costs and expenses, including the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors, and investment bankers, incurred by Parent and/or Merger Sub in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder, which out-of-pocket fees, costs and expenses shall not exceed $1,250,000.

Article 8
Miscellaneous

8.1              No Survival, Etc.

Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors or representatives, whether prior to or after the execution of this Agreement, and no information provided or made available shall be deemed to be disclosed in this Agreement or in the Company Disclosure Schedule, except to the extent actually set forth herein or therein. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article 2 and Sections 5.8 and 5.10 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Sections 5.9, 5.10, 7.2 and 7.3 and this Article 8 shall survive termination indefinitely. The Confidentiality Agreement shall terminate as of the Effective Time, provided, however, if this Agreement is terminated prior to the Effective Time the Confidentiality Agreement shall survive termination of this Agreement in accordance with its terms.

8.2              Amendment or Supplement.

At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors (or similar governing body); provided, however, that following receipt of the Company Stockholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

8.3              Extension of Time, Waiver, Etc.

At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, constitutes a waiver by the party taking such action of compliance with any provision of this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The waiver by any party hereto of any provision of this Agreement is effective only in the instance and only for the purpose that it is given and does not operate and is not to be construed as a further or continuing waiver of such provision or as a waiver of any other provision.

8.4              Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

8.5              Counterparts; Facsimile/PDF Execution.

This Agreement may be (a) executed in two (2) or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument, and (b) executed and delivered by telecopier or portable document format (PDF) transmission with the same force and effect as if the same were a fully executed and delivered original manual counterpart.

8.6              Entire Agreement; No Third-Party Beneficiaries.

Neither this Agreement nor any of the terms or provisions hereof are binding upon or enforceable against any party hereto unless and until the same is executed by all of the parties hereto. This Agreement is binding upon and inures to the benefit of the parties to this Agreement and their respective successors and permitted assigns. This Agreement (including the exhibits and schedules hereto and any other documents and instruments referred to herein or contemplated hereby), the Company Disclosure Schedule, Parent Disclosure Schedule, the Limited Guaranty, and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof (including that certain Letter of Intent between the Company and Comvest Investment Partners Holdings, LLC, dated as of November 9, 2012, and any supplements thereto (the “Letter of Intent”)) and (b) except for the provisions of Section 5.8 and the rights of the Company’s stockholders and option holders to receive the Merger Consideration at the Effective Time in accordance with, and subject to, the terms and conditions of this Agreement, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder. On the date hereof, the Letter of Intent shall terminate and be of no further force and effect.

8.7              Governing Law; Jurisdiction.

(a)                The laws of the State of Delaware (without giving effect to its conflicts of law principles) govern this Agreement and all matters arising out of or relating to this Agreement and any of the Transactions, including its negotiation, execution, validity, interpretation, construction, performance and enforcement.

(b)               The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Chancery Court of the State of Delaware over any action or Proceeding arising out of or relating to this Agreement or any of the Transactions and each party hereto hereby irrevocably agrees that all claims in respect of such action or Proceeding may be heard and determined in such courts. The parties hereto hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action or Proceeding brought in such court or any claim that such action or Proceeding brought in such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a judgment in such action or Proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto hereby irrevocably consents to process being served by any party to this Agreement in any action or Proceeding by delivery of a copy thereof in accordance with the provisions of Section 8.9.

8.8              Specific Performance.

The parties to this Agreement agree that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the parties in accordance with their specific terms or were otherwise breached and that monetary damages would not provide an adequate remedy in such event. It is accordingly agreed by the parties that the Company, Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction without bond or security being required; provided, however, in the event the Company, on the one hand, or Parent and/or Merger Sub, on the other hand, successfully enforces their respective rights and remedies set forth in this Section 8.8, such party shall not be entitled to any amounts, fees or damages set forth in Article 7 and that the Company’s, Parent’s and Merger Sub’s, as the case may be, sole and exclusive remedy with respect to such breaches shall be the remedies set forth in this Section 8.8.

8.9              Notices.

All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, sent by facsimile (which is confirmed by an acknowledgement or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the addressee’s facsimile number) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

c/o Comvest Investment Partners Holdings LLC
525 Okeechobee Boulevard, Suite 1050
West Palm Beach, FL 33401
Attention: John Caple
Facsimile: (561) 727-2100

with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP
333 Avenue of the Americas, Suite 4500
Miami, Florida 33131
Attention: Frederic L. Levenson, Esq.
Facsimile: (305) 347-6500

If to the Company, to:

AutoInfo, Inc.
6314 Congress Avenue, Suite 260
Boca Raton, Florida 33487
Attention: Harry Wachtel, Chief Executive Officer
Facsimile: (866) 954-7221

with a copy (which shall not constitute notice) to:

Roetzel & Andress, LPA
350 East Las Olas Boulevard, Suite 1150
Fort Lauderdale, Florida 33301
Attention: Clint J. Gage, Esq.
Facsimile: (954) 462-4260

and, with a copy (which shall not constitute notice) to:

Morse Zelnick Rose & Lander, LLP
405 Park Avenue
New York, NY 10022
Attention: Kenneth S. Rose, Esq.

Facsimile: (212) 208-6809

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. In the event that an addressee of a notice or communication rejects or otherwise refuses to accept a notice or other communication delivered or sent in accordance with this Section 8.9, or if the notice or other communication cannot be delivered because of a change in address for which no notice was given, then such notice or other communication is deemed to have been received upon such rejection, refusal or inability to deliver.

8.10          Severability.

If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

8.11          Interpretation; Other.

(a)                When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded. If the last day of such period is a non-Business Day, the period in question ends on the next succeeding Business Day. Any reference in this Agreement to $ means U.S. dollars. The Annex, Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full in this Agreement and are an integral part of this Agreement. Unless the context otherwise requires, any reference in this Agreement to gender includes all genders, and words imparting the singular number only include the plural and vice versa. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and do not alter the meaning of, or affect the construction or interpretation of, this Agreement. Unless the context otherwise requires, all references in this Agreement to any “Article,” “Section,” “Schedule” or “Exhibit” are to the corresponding Article, Section, Schedule or Exhibit of this Agreement. Unless the context otherwise requires, the words “hereby,” “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to the provision in which such words appear. The word “including,” or any variation thereof, means “including, without limitation” and does not limit any general statement that it follows to the specific or similar items or matters immediately following it. All references in this Agreement to specific Laws or to specific sections or provisions of Laws, apply to the respective federal, state, local, or foreign Laws that bear the names so specified and to any succeeding or amended Law, section, or provision corresponding thereto. Any reference in this Agreement to the “parties” to this Agreement means the signatories to this Agreement and their successors and permitted assigns, and does not include any third party.

(b)               The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)                This Agreement may only be enforced against the parties hereto. All claims or causes of action (whether in contract, tort or otherwise) arising out of or relating to this Agreement (including the negotiation, execution or performance of this Agreement and any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) may be made only against the parties hereto. No past, present or future officer, director, equity holder, employee, incorporator, member, partner, agent, attorney, representative or Affiliate of any party hereto (including any Person negotiating or executing this Agreement on behalf of a party hereto) has any liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract, tort or otherwise) arising out of or relating to this Agreement (including the negotiation, execution or performance of this Agreement and any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

AUTOINFO, INC.

By:
Name:
Title:

AUTOINFO HOLDINGS, LLC

By:
Name:
Title:

AUTOINFO ACQUISITION CORP.

By:
Name:
Title:

ANNEX A

Definitions

As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York or Boca Raton, Florida are authorized or required by Law to be closed.

“Company” shall have the meaning set forth in the Preamble and, unless otherwise indicated herein, shall include its direct and indirect Subsidiaries.

“Company Intellectual Property” means all Intellectual Property Rights used in or necessary for the conduct of the business of the Company or any of its Subsidiaries, or owned or held for use by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” or “Company Material Adverse Change” means, with respect to the Company or any of its Subsidiaries, any change, condition, effect, event, occurrence, state of facts, circumstance, or development that is either individually or in the aggregate with any other any change, condition, effect, event, occurrence, state of facts, circumstance, or development materially adverse to (a) the business, properties, assets, liabilities (contingent or otherwise), operation, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) the Company’s or any of its Subsidiary’s ability to perform their respective obligations under this Agreement or consummate the Transactions; provided, however, that, in the case of clause (a), none of the following shall be deemed, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) any change generally affecting the economy, financial markets or political, economic or regulatory conditions in the United States or any other geographic region in which the Company or any of its Subsidiaries conduct business, to the extent the Company and its Subsidiaries are not materially and disproportionately affected thereby; (ii) changes in the industries in which the Company or any of its Subsidiaries operate, to the extent the Company and its Subsidiaries are not materially and disproportionately affected thereby; (iii) any change attributable to the execution, announcement, pendency or consummation of the Transactions; (iv) any change arising from or relating to compliance with the terms of this Agreement, or action taken, or failure to act, to which

Parent has consented; (v) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement, to the extent the Company and its Subsidiaries are not materially and disproportionately affected thereby; (vi) any changes arising from any action required to be taken under any Law after the date hereof, to the extent the Company and its Subsidiaries are not materially and disproportionately affected thereby; (vii) changes in GAAP after the date hereof; (viii) any failure by the Company to meet any published or internally prepared estimates of revenue or earnings for any period ending on or after the date of this Agreement, or (ix) any change directly related, and attributed, to items 1, 2, 3, and 4 set forth on Section 3.5(a) of the Company Disclosure Schedules.

“Company Stock Plans” means, collectively, the 1992 Stock Option Plan, the 1997 Stock Option Plan, the 1997 Non-Employee Stock Option Plan, the 1999 Stock Option Plan, the 2003 Stock Option Plan, the 2005 Independent Sales Agent Stock Option Plan, the 2006 Stock Option Plan, and the 2006 Independent Sales Agent Stock Option Plan.

“Company Technology” means all Technology used in or necessary for the conduct of the business of the Company or any of its Subsidiaries, or owned or held for use by the Company or any of its Subsidiaries.

“Company Transaction Expenses” means (a) any reasonable out-of-pocket costs and expenses including, the reasonable fees and expenses of attorneys (with the exception of any fees and expenses related to litigation related to or arising out of the Transactions), accountants, consultants, financial advisors, finders, brokers, and investment bankers, incurred by the Company and its Subsidiaries in connection with the entering into of this Agreement, (b) any other costs and expenses directly related to or arising out of the execution, delivery or performance by the Company or its Subsidiaries of this Agreement or the consummation by the Company or its Subsidiaries of the Transactions, including the Merger, (c) costs, expenses and other amounts in connection with the Required Consents and the Permits required pursuant to Section 6.2(d), and (d) change of control bonuses paid to Michael P. Williams, Harry Wachtel, and William Wunderlich.

“Consent” means, with respect to any Person, any consent, approval, authorization, permission or waiver of, or registration, declaration or other action or filing with or exemption by such Person.

“Credit Facility” means the Company’s $35,000,000 line of credit with Regions Bank.

“Equity Interest” means any capital stock, other equity interest, other ownership interest or any securities or other interests convertible into or exchangeable or exercisable for capital stock, other equity interests, or other ownership interests, or any other rights, warrants or options to acquire any of the foregoing securities or interests of or in any Person.

“Environmental Condition” means a condition of the soil, surface waters, groundwater, stream sediments, air and/or similar environmental media including any Release or threatened Release of Hazardous Materials, either on or off a property resulting from any activity, inactivity or operations occurring on such property, that (i) by virtue of Environmental Laws, (x) requires investigatory, corrective or remedial measures, (y) comprises a basis for claims against, demands of and/or liabilities of the Company or Parent or in respect of the business or the real property, or (z) requires reporting to a Governmental Authority; or (ii) involves the presence of any Hazardous Materials in concentrations or quantities exceeding relevant environmental standards.

“Environmental Costs and Liabilities” means any and all losses, liabilities, obligations, damages, fines, sanctions, penalties, judgments, actions, claims, costs and expenses (including fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies) under or pursuant to Environmental Law including as a result of (i) a violation of any Environmental Law or Order of a Governmental Authority, (ii) a Remedial Action, (iii) a Release or threatened Release of Hazardous Materials to the environment, or (iv) any environmental health or safety condition.

“Environmental Law” means any federal, state, local or municipal law (including common law), statute, code, ordinance, rule, regulation, order, guideline, policy or other requirement of conduct relating to air, water, solid waste, Hazardous Materials, worker and community right-to-know, hazard communication, noise, resource protection, health protection, worker and occupational safety and health, or other environmental, health and safety concerns as may now or at any time hereafter be in effect and includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes, and including public environmental transfer of ownership, notification or approval statutes.

“Environmental Lien” means any Lien in favor of any Governmental Authority in connection with any liability under any Environmental Law, or damage arising from, or costs incurred by, such Governmental Authority in response to a Release.

“Environmental Permit” means any Permit that is required under any applicable Environmental Law.

“Funded Indebtedness” means any Indebtedness that has been funded or financed by a third party to, or for the benefit of, the Company.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, state or local, domestic, foreign or multinational, and whether executive, legislative or judicial.

“Guarantee” means any guarantee or other contingent liability (other than any endorsement for collection or deposit in the Ordinary Course of Business), direct or indirect with respect to any obligations of another Person, through a Contract or otherwise.

“Guarantor” means ComVest Investment Partners IV, L.P. and its affiliates, successors and transferees.

“Hazardous Material” means any substance, material or waste which is regulated, listed, or defined under any provision of Environmental Law, and including any petroleum, petroleum products, fuel oil, derivatives of petroleum products or fuel oil, explosives, reactive materials, ignitable materials, corrosive materials, asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls, radon gas, medical waste, biomedical waste, infectious materials, any material, substance or waste which is defined as a “radioactive waste,” “radioactive material,” “hazardous chemical,” “hazardous waste,” “mixed waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “extremely hazardous substance,” “restricted hazardous waste,” “solid waste,” “contaminant,” “pollutant,” “toxic waste,” “toxic substance,” “toxic chemical,” “chemical substance” or words of similar meaning or regulatory effect, and any other element, compound, mixture, solution or substance which may pose a present or potential hazard to human health or safety or to the environment, including any material regulated by or subject to regulation under any Environmental Law.

“Improvements” means all buildings, structures, fixtures, building systems and equipment, and all components thereof (including the roof, foundation and structural elements), included in the Real Property.

“Indebtedness” with respect to any Person means (a) any obligation of such Person for borrowed money, but in any event shall include: (i) any obligation or liabilities incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the Ordinary Course of Business, (whether or not such Person has assumed or become liable for the payment of such obligation) (whether accrued, absolute, contingent, unliquidated or otherwise, known or unknown, whether due or to become due); (ii) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder; (iii) obligations incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the Ordinary Course of Business (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens; (iv) capitalized lease obligations; and (v) all Guarantees of such Person; (b) accounts payable of such Person that have not been paid within sixty (60) days of their due date and are not being contested; (c) annual employee bonus obligations that are not accrued on the Financial Statements; (d) extraordinary liabilities or obligations (including unpaid accrued annual bonuses, retention bonuses, pension payments not in the Ordinary Course of Business, accrued but unpaid income Taxes, accrued but unpaid legal and other professional fees, and undisclosed or contingent liabilities), and (e) any fees, costs, expenses or obligations incurred in connection with the consummation of the Transactions which are not otherwise treated as or deemed to be Company Transaction Expenses (with the exception of any fees and expenses related to litigation related to or arising out of the Transactions).

“Intellectual Property Rights” means all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction: (A) patents, patent applications, any reissues, reexaminations, divisionals, provisionals, substitutions, renewals, continuations, continuations-in-part and extensions thereof (collectively, “Patents”); (B) registered or unregistered trademarks, service marks, trade dress rights, trade names (including social networking user account names), Internet domain names, identifying symbols, logos, emblems, signs or insignia, and including all goodwill associated with the foregoing (collectively, “Marks”); (C) copyrights, whether registered or unregistered (including copyrights in computer software programs), works of authorship, and all registrations, applications and renewals therefor (collectively, “Copyrights”); (D) confidential and proprietary information, or non-public processes, designs, specifications, technology, know-how, techniques, formulas, invention disclosures, inventions (whether or not patentable and whether or not reduced to practice), concepts, trade secrets, discoveries, ideas, research and development, compositions, manufacturing and production processes, technical data and information, customer lists, supplier lists, sales agent lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”); and (E) all applications, registrations and permits related to any of the foregoing clauses (A) through (D).

“Knowledge” of any Person that is not an individual means, with respect to any matter in question, the knowledge after reasonable inquiry of such Person’s directors and executive officers, and all other officers having responsibility relating to the applicable matter.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company or any of its Subsidiaries.

“Leases” means all written or oral leases, subleases, licenses, concessions and other agreements, including all amendments, extensions, renewals, Guarantees, and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property.

“Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of (i) the Merger Consideration over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Option.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means the Company Charter Documents or the Subsidiary Documents, as applicable.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring, and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights), owned by the Company or any of its Subsidiaries.

“Parent Material Adverse Effect” shall mean with respect to Parent or Merger Sub, any change, condition, effect, event, occurrence, state of facts, circumstance, or development that is either individually or in the aggregate with any other any change, condition, effect, event, occurrence, state of facts, circumstance, or development materially adverse to Parent’s or Merger Sub’s ability to perform their respective obligations under this Agreement or consummate the Transactions.

“Permit” means any permit, Consent, license, approval, authorization, variance, exemption, registration or permission, franchise, certificate, certificate of occupancy or Order issued by any Person.

“Permitted Liens” means any (i) liens for Taxes not yet due or payable or for Taxes that the Company or its Subsidiaries are contesting in good faith through appropriate Proceedings in a timely manner, in each case for which adequate reserves have been established and shown in the Company’s most recent balance sheet set forth in the Filed Company SEC Documents, (b) liens of landlords, carriers, warehousemen, workmen, repairmen, mechanics, materialmen and similar liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, (c) restrictions, easements, covenants, reservations, rights of way or other similar matters of title to the Owned Real Property or Leased Real Property of record, and (d) zoning ordinances, restrictions, prohibitions and other requirements imposed by any Governmental Authority, none of which materially interfere with the conduct of the business or affairs of the Company or any of its Subsidiaries.

“Person” means an individual, a corporation, a limited liability company, a partnership, a joint venture, an association, a trust, a Governmental Authority or any other entity.

“Proceeding” means any action, audit, lawsuit, litigation, investigation or arbitration (in each case, whether civil, criminal or administrative) pending by or before any Governmental Body or arbitrator.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, dumping, emptying, escape, injection, deposit, disposal, discharge, dispersal, leaching, or migration of Hazardous Material on or into the indoor or outdoor environment, including the movement of Hazardous Material through or in soils, surface water, groundwater, property or the ambient air.

“Remedial Action” means all actions, including any capital expenditures undertaken to (i) clean up, remove, remediate, dispose of, investigate, monitor, repair, treat, or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) bring facilities on any property owned, operated or leased by or for the Company or any of its Subsidiaries and the facilities located and operations conducted thereon into compliance with Environmental Laws.

“Rollover Senior Manager” means Harry Wachtel, Michael P. Williams, and Mark Weis.

“Senior Manager” means Harry Wachtel and Michael P. Williams.

“Software” means computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and all documentation, including user manuals and training materials, related to any of the foregoing.

“Subsidiary” when used with respect to any Person, means any (a) corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, (b) any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person, or such Person and/or (c) Person or any of its Subsidiaries controls the business and affairs of any corporation, limited liability company, partnership, association, trust or other entity.

“Superior Proposal” means a bona fide written proposal or offer, obtained after the date hereof and not in breach of this Agreement or any standstill agreement, to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Company or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, and which is otherwise on terms and conditions which the Board of Directors of the Company (acting upon receipt of a recommendation by the Special Committee) determines in its good faith and reasonable judgment (after consultation with a financial advisor of national reputation and the Company’s outside counsel) to be more favorable to the Company’s stockholders from a financial point of view than the Merger and the other Transactions, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by Parent in writing and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal or offer (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).

“Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to 20% or more of the Company’s and its Subsidiaries’ consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 20% or more of any class of equity securities of the Company, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of any class of equity securities of the Company or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; in each case, other than the Transactions.

“Taxes” means (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, premium, property, windfall profits and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental

Authority in connection with any item described in clause (A), and (C) any transferee liability in respect of any items described in clauses (A) and/or (B) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

“Tax Returns” means any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means, collectively, all designs, formulas, algorithms, procedures, techniques, ideas, know-how, Software, Internet websites and web content, tools, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, developments, creations, improvements, works of authorship, other similar materials and all recordings, graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein, and all related technology, documentation and other materials used in, incorporated in, embodied in or displayed by any of the foregoing, or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing.

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger.

The following terms are defined in the Section of this Agreement set forth after such term below:

Term	Section
Agent/Employee Obligations	3.2(a)
Aggregate Merger Consideration	2.2(a)
Agreement	Preamble
Balance Sheet Date	3.5(e)
Bankruptcy and Equity Exception	3.3(a)
Base Premium	5.8(c)
CERCLA	Annex A
Certificate of Merger	1.3
Certificate	2.1(b)
Closing Date	1.2
Closing	1.2
Code	2.2(g)
Company	Preamble
Company Acquisition Agreement	5.3(c)
Company Adverse Recommendation Change	5.3(c)
Company Adverse Recommendation Notice	5.3(c)
Company Board Recommendation	5.1(a)
Company Charter Documents	3.1(c)

Term	Section
Company Common Stock	2.1
Company Contracts	3.14(b)
Company Disclosure Schedule	Article 3
Company Employees	5.11(a)
Company Plans	3.11(a)
Company SEC Documents	3.5(a)
Company Securities	3.2(a)
Company Stockholder Approval	3.3(d)
Company Stockholders Meeting	5.1(a)
Company Termination Fee	7.3(a)
Confidentiality Agreement	5.6(a)
Contract	3.3(c)
Copyrights	Annex A
D&O Tail Policy	5.8(c)
Debt Commitment Letter	4.6
DGCL	1.1
Dissenting Shares	2.1(d)
Dissenting Stockholders	2.1(d)
Effective Time	1.3
Engagement Letter	3.20
ERISA	3.11(a)
ERISA Affiliate	3.11(a)
Exchange Act	3.4
Exchange and Rollover Agreement	Recitals
Fairness Opinion	3.19
Filed Company SEC Documents	3.5(e)
Indemnification Agreement	Recitals
Indemnitees	5.8(a)
Laws	3.8
Leased Real Property	3.15(b)
Letter of Intent	8.6
Liens	3.1(b)
Limited Guaranty	Recitals
Marks	Annex A
Material Contract	3.14(a)
Merger Consideration	2.1(b)
Merger Sub	Preamble
Merger	Recitals
Other Filings	3.4
Option	2.3
Owned Real Property	3.15(a)
Parent Disclosure Schedule	Article 4
Parent	Preamble
Patents	Annex A
Paying Agent	2.2(a)

Term	Section
Permits	3.22(a)
Policies	3.17
Proxy Statement	3.4
Real Property Lease	3.15(b)
Reference Date	3.2(a)
Representatives	5.3(a)
Required Consents	5.4(a)
Restraints	6.1(b)
Sarbanes-Oxley Act	3.5(c)
SEC	3.4
Securities Act	3.1(b)
Share or Shares	2.1(b)
Subsidiary Documents	3.1(c)
Surviving Corporation	1.1
Trade Secrets	Annex A
Voting Agreement	Recitals
Walk-Away Date	7.1(b)(i)
WARN	3.11(i)

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